                                 SCHEDULE 114A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required

[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)   Title of each class of securities to which transaction applies:
        (2)   Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)   Proposed maximum aggregate value of transaction:
        (5)   Total fee paid:

[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:                         (3)   Filing Party:

        (2)  Form, Schedule or Registration Statement No.:   (4)   Date Filed:

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                                4050 LEGATO ROAD
                            FAIRFAX, VIRGINIA  22033


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED will be held at 4050 Legato Road, Fairfax, Virginia 22033 on Friday, May 8, 1998, at 10:00 a.m. local time, for the following purposes:

     To elect ten (10) directors to hold office until the next Annual Meeting of Shareholders of American Management Systems, Incorporated and until their successors are elected and qualified; and

     To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on March 20, 1998, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                        Frank A. Nicolai
                                        Secretary

April 10, 1998

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                                4050 LEGATO ROAD
                            FAIRFAX, VIRGINIA  22033

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 8, 1998

                               TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Voting Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Election of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

Information Concerning Nominees FOR Director   . . . . . . . . . . . . . . . . . . . . . . . .   2

Information Concerning Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . .   7

Principal Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

Section 16(a) Beneficial Ownership Reporting Compliance  . . . . . . . . . . . . . . . . . . .   9

Executive Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Compensation Committee Report OF Executive Compensation  . . . . . . . . . . . . . . . . . . .  12

Shareholder Return Performance Graph   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Committees and Compensation of the Board of Directors  . . . . . . . . . . . . . . . . . . . .  17

Compensation Committee Interlocks and Insider Participation  . . . . . . . . . . . . . . . . .  18

Certain Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Annual Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

American Management Systems, Incorporated 1997 Financial Report  . . . . . . . . . . .  Appendix 1

                                    GENERAL

       The enclosed Proxy is being solicited by the Board of Directors of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Company" or "AMS") in connection with the annual meeting of shareholders of the Company to be held May 8, 1998 (the "Annual Meeting"), or any adjournment or adjournments thereof. The entire expense of solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors, executive officers, and employees of the Company may also solicit by telephone or personal contact. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses of sending proxy materials to beneficial owners and obtaining their proxies. It is anticipated that the Proxy Statement and Proxy first will be mailed to shareholders on or about April 10, 1998.

       Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company. If you attend the Annual Meeting, you may, if you wish, revoke your Proxy by voting in person. Proxies solicited herein will be voted, and if the person solicited specifies in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. If no choice is indicated, the Proxy will be voted for the election of the nominees listed on pages 2 to 6 under the caption "Information Concerning Nominees for Director."

                                VOTING PROCEDURE

       As of March 20, 1998, there were outstanding 42,239,124 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote at the Annual Meeting. Only shareholders of record at the close of business on March 20, 1998, will be entitled to vote at the Annual Meeting.

       Votes cast in person or by Proxy at the Annual Meeting, abstentions and Broker Non-votes (as defined below) will be tabulated by the election inspectors appointed for such Meeting and will be counted for purposes of determining whether a quorum is present. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors at the Annual Meeting. Any other matter submitted to a vote at the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the shares present (in person or represented by Proxy) and entitled to vote on such matter. The election inspectors will treat abstentions on a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions, therefore, will have the same effect as a vote against a particular matter. If a broker submits a Proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (a "Broker Non-vote"), those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter.

                             ELECTION OF DIRECTORS

       Charles O. Rossotti resigned as Chairman of the Board of Directors and Director of the Company on November 7, 1997, to become Commissioner of the Internal Revenue Service. Upon Mr. Rossotti's resignation, the directors voted to reduce the number of directors constituting the Board from eleven members to ten members.

       Accordingly, ten directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders of the Company and until his or her successor is elected and qualified. The directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors. Unless otherwise directed, it is the intention of the persons named in the Proxy to vote such Proxy for the election of the nominees listed under the caption "Information Concerning Nominees for Director" on pages 2 to 6.
All of the nominees are now directors of the Company. In the event that any nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such other person in the place of such nominee for the office of director as the Board of Directors may recommend. Descriptive information as to each nominee is set forth below under the caption "Information Concerning Nominees for Director."


                  INFORMATION CONCERNING NOMINEES FOR DIRECTOR



                                                               YEAR
                                                              FIRST
                                                             ELECTED
         NAME                     AGE        POSITION        DIRECTOR                BACKGROUND
         ----                     ---        --------        --------                ----------
Paul A. Brands................     56   Chairman of the        1992    Mr. Brands has served as Chairman of
                                        Board of                       the Board of Directors since December
                                        Directors, Chief               1997 and as a member of the Board of
                                        Executive                      Directors since October 1992.  Mr.
                                        Officer, and                   Brands served as Vice Chairman of the
                                        Director                       Board of Directors from October  1992
                                                                       to December 1997.  He was designated
                                                                       Chief Executive Officer in September
                                                                       1993.  He supervised the Federal
                                                                       Consulting and Systems Group from
                                                                       1977 to 1992; Data Base Management,
                                                                       Inc. from 1990 to 1992; and the
                                                                       Company's interest in Bell Atlantic
                                                                       Systems Integration Corporation from
                                                                       1989 to 1992.  Mr. Brands joined the
                                                                       Company in 1977.

Philip M. Giuntini............     51   President and          1992    Mr. Giuntini has served as President
                                        Director                       and a member of the Board of
                                                                       Directors since October 1992.  He
                                                                       supervised the business units
                                                                       responsible for the energy market
                                                                       from 1989 to 1992, the business units
                                                                       responsible for the
                                                                       telecommunications market from 1985
                                                                       to 1992, and the business units
                                                                       responsible for other systems
                                                                       integration and services markets from
                                                                       1982 to 1992.  Mr. Giuntini joined
                                                                       the Company in 1970.

                                                               YEAR
                                                              FIRST
                                                             ELECTED
         NAME                     AGE        POSITION        DIRECTOR                BACKGROUND
         ----                     ---        --------        --------                ----------
Patrick W. Gross................   53   Chairman of the        1974    Mr. Gross is one of the Company's
                                        Executive                      founders and has served AMS
                                        Committee of the               continuously as an executive officer
                                        Board of                       since 1970.  Since December 1997, Mr.
                                        Directors and                  Gross has served as Chairman of the
                                        Director                       Executive Committee of the Board of
                                                                       Directors, an office he also held
                                                                       from 1983 to 1989.  He also served as
                                                                       Vice Chairman of the Board of
                                                                       Directors from February 1989 to
                                                                       September 1997.  He is a director of
                                                                       Capital One Financial Corporation,
                                                                       Computer Network Technology
                                                                       Corporation, and Landmark Systems
                                                                       Corporation, all of which are
                                                                       publicly-held entities.  He is also
                                                                       Chairman of the Board of Directors of
                                                                       Baker & Taylor Holdings, Inc., which
                                                                       is a non-publicly held entity.

Frank A. Nicolai................   56   Executive Vice         1974    Mr. Nicolai is one of the Company's
                                        President,                     founders and has served continuously
                                        Secretary,                     as an executive officer since 1970.
                                        Treasurer, and                 He was elected Treasurer in 1980 and
                                        Director                       Secretary in 1987.

Daniel J. Altobello.............   57        Director          1993    Mr. Altobello has been Chairman and
                                                                       Director of ONEX Food Services, Inc.
                                                                       since September 1995 and President of
                                                                       Caterair International Corporation
                                                                       since December 1989.  He served as
                                                                       Chairman of the Board and Chief
                                                                       Executive Officer of Caterair
                                                                       International Corporation from
                                                                       December 1989 through September 1995.
                                                                       From April 1988 through December
                                                                       1989, Mr. Altobello was Executive
                                                                       Vice President of Marriott
                                                                       Corporation and President of Marriott
                                                                       Airport Operations.  He presently
                                                                       serves as a director of MESA Air
                                                                       Group, Inc. and World Airways, Inc.,
                                                                       both of which are public companies.
                                                                       He also currently serves as a
                                                                       director of CareFirst, Inc.,
                                                                       CareFirst of Maryland, Inc., Colorado
                                                                       Prime Corporation, and Atlantic
                                                                       Aviation Holdings, and a member of
                                                                       the Advisory Board of Thayer Capital
                                                                       Partners, a merchant bank.  None of
                                                                       these entities is publicly held.

                                                               YEAR
                                                              FIRST
                                                             ELECTED
         NAME                     AGE        POSITION        DIRECTOR                BACKGROUND
         ----                     ---        --------        --------                ----------
James J. Forese................    62        Director          1989    Mr. Forese is currently Executive
                                                                       Vice President and President,
                                                                       International Operations of IKON
                                                                       Office Solutions.  From 1995 to 1996
                                                                       he served as Executive Vice
                                                                       President, Chief Operating Officer,
                                                                       and Director of ALCO Standard
                                                                       Corporation.  From 1993 to 1995 he
                                                                       served as General Manager of IBM
                                                                       Customer Financing and Chairman of
                                                                       IBM Credit Corporation.  He served as
                                                                       IBM Vice President, Finance from 1990
                                                                       to 1993 and IBM Vice President and
                                                                       Group Executive, IBM World Americas
                                                                       Group from 1988 to 1990.  He
                                                                       currently serves as a director of NUI
                                                                       Corporation and Unisource Worldwide,
                                                                       both of which are publicly-held
                                                                       corporations.  He joined ALCO/IKON in
                                                                       1996.


Dorothy Leonard................    56        Director          1991    Dr. Leonard has been a Professor at
                                                                       the Harvard University Graduate
                                                                       School of Business Administration
                                                                       since 1993.  Prior to this, she
                                                                       served as an Associate Professor from
                                                                       1989 to 1993, and an Assistant
                                                                       Professor from 1983 to 1989, at the
                                                                       Harvard University Graduate School of
                                                                       Business Administration.  Dr. Leonard
                                                                       also serves as an independent
                                                                       industrial consultant to various
                                                                       companies including, among others,
                                                                       AT&T Bell Laboratories, Digital
                                                                       Equipment Corporation, and IBM
                                                                       Corporation.

                                                               YEAR
                                                              FIRST
                                                             ELECTED
         NAME                     AGE        POSITION        DIRECTOR                BACKGROUND
         ----                     ---        --------        --------                ----------
W. Walker Lewis................    53        Director          1995    Mr. Lewis presently is Chairman of
                                                                       Devon Value Advisers.  From January
                                                                       1995 to April 1998 he was a Senior
                                                                       Advisor with SBC Warburg Dillon Read
                                                                       Inc. (previously Dillon, Read & Co.,
                                                                       Inc.).  He was Managing Director,
                                                                       Strategic Services, and a member of
                                                                       the Management Committee of Kidder,
                                                                       Peabody & Co., Inc. from April 1994
                                                                       to December 1994.  From April 1992
                                                                       through December 1993 he served as
                                                                       President of Avon North America, and
                                                                       from March 1992 to December 1992 he
                                                                       served as Executive Vice President of
                                                                       Avon Corporate.  He currently serves
                                                                       as a director of Jostens, Inc. and
                                                                       Owens Corning, which are
                                                                       publicly-held corporations, and
                                                                       Marakon Associates and Mrs. Fields
                                                                       Original Cookies, which are
                                                                       non-publicly held entities.  Mr.
                                                                       Lewis previously served as a director
                                                                       of AMS from February 1981 through May
                                                                       1992.


Frederic V. Malek..............    61        Director          1985    Mr. Malek has been Chairman of Thayer
                                                                       Capital Partners, a merchant bank,
                                                                       since March 1993.  He was
                                                                       Co-Chairman, CB Commercial Real
                                                                       Estate Group (a real estate brokerage
                                                                       and management firm) from April 1989
                                                                       to October 1996.  He was Campaign
                                                                       Manager for the re-election campaign
                                                                       of President Bush and Vice President
                                                                       Quayle from December 1991 to November
                                                                       1992.  He was Vice Chairman of
                                                                       Northwest Airlines from 1990 to
                                                                       December 1991, and was President of
                                                                       Northwest Airlines from 1989 to 1990.
                                                                       From 1988 to 1989 he was Senior
                                                                       Advisor to The Carlyle Group
                                                                       (investment bank), and from 1981 to
                                                                       1988 he was President of Marriott
                                                                       Hotels and Resorts.  Mr. Malek also
                                                                       serves as a director of Automatic
                                                                       Data Processing, Inc.; National
                                                                       Education Corporation; various
                                                                       Paine-Webber mutual funds; CB
                                                                       Commercial Real Estate Group; FPL
                                                                       Group; Northwest Airlines; Choice
                                                                       Hotels, Inc.; and Manor Care, Inc.,
                                                                       all of which are publicly-held
                                                                       entities.

                                                               YEAR
                                                              FIRST
                                                             ELECTED
         NAME                     AGE        POSITION        DIRECTOR                BACKGROUND
         ----                     ---        --------        --------                ----------
Alan G. Spoon................      46        Director          1996    Mr. Spoon has been Chief Operating
                                                                       Officer and Director of The
                                                                       Washington Post Company since 1991,
                                                                       and has also served as President
                                                                       since 1993.  Mr. Spoon joined The
                                                                       Washington Post Company in 1982.
                                                                       From 1989 to 1991, he was President
                                                                       of Newsweek, Inc.  During that time
                                                                       he also was responsible for
                                                                       Post-Newsweek television stations.
                                                                       From 1987 to 1989, he was The
                                                                       Washington Post Company's Chief
                                                                       Financial Officer.  He currently
                                                                       serves as a director of The
                                                                       International Herald Tribune, and
                                                                       City Search, Inc., and is a member of
                                                                       the Advisory Board of Polaris
                                                                       Ventures, L.P., a venture capital
                                                                       fund, all of which are non-publicly
                                                                       held entities.  He also presently
                                                                       serves as a director of Human Genome
                                                                       Sciences, Inc., a publicly-held
                                                                       company.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

        Information concerning Paul A. Brands, Chairman and Chief Executive Officer; Philip M. Giuntini, President; Patrick W. Gross, Chairman of the Executive Committee of the Board of Directors; and Frank A. Nicolai, Executive Vice President, Secretary, and Treasurer, is set forth above under the caption "Information Concerning Nominees for Director."


              NAME                 AGE            POSITION                          BACKGROUND
              ----                 ---            --------                          ----------
Fred L. Forman................      54            Executive         Dr. Forman  is currently in Europe on a
                                               Vice President       two- to three-year special assignment to
                                                                    perform various management duties with
                                                                    the Company's telecommunications group
                                                                    and overall European management program.
                                                                    In addition, he presently coordinates the
                                                                    Company's Engagement Management Program
                                                                    and participates in several executive
                                                                    steering committees with key clients.  He
                                                                    joined the Company in 1971.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth, as of March 20, 1998, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) all persons known by the Company to own 5% or more of such shares, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Unless otherwise noted below, each person or entity named in the table has sole voting and sole investment power with respect to each of the shares beneficially owned by such person or entity.

                                                      AMOUNT OF                   PERCENT OF
                                                      BENEFICIAL                   CLASS OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP(1)             OUTSTANDING SHARES(2)
------------------------------------                 ---------                ------------------
Daniel J. Altobello(3)......................            18,844                   Common-0.1%
       6550 Rock Spring Drive
       Bethesda, MD  20817

Paul A. Brands(3)(4)........................           511,991                   Common-1.2%
       4050 Legato Road
       Fairfax, VA  22033

James J. Forese(3)..........................            85,124                   Common-0.2%
       825 Duportail Road
       Wayne, PA  19087

Fred L. Forman(4)...........................           270,545                   Common-0.6%
       4050 Legato Road
       Fairfax, VA  22033

Philip M. Giuntini(3)(4)(5).................           481,875                   Common-1.1%
       4050 Legato Road
       Fairfax, VA  22033

Patrick W. Gross(3)(4)(6).......................        706,097                  Common-1.7%
       4050 Legato Road
       Fairfax, VA  22033

Dorothy Leonard(3)..............................          9,457                  Common-0.0%
       The Harvard University Graduate School
       of Business Administration
       522 Soldiers Field Road
       Boston, MA  02163

W. Walker Lewis(3)..............................          4,268                  Common-0.0%
       535 Madison Avenue
       New York, NY  10022

Frederic V. Malek(3)............................         17,093                  Common-0.1%
       901 15th Street, N.W.
       Suite 300
       Washington, D.C.  20005

Frank A. Nicolai(3)(4)(7).......................        541,154                  Common-1.3%
       4050 Legato Road
       Fairfax, VA  22033

Charles O. Rossotti(8)..........................      1,338,728                  Common-3.2%
       4050 Legato Road
       Fairfax, VA  22033

Alan G. Spoon(3)(9).............................          3,750                  Common-0.0%
       1150 15th Street, N.W.
       Washington, D.C.  20071

All executive officers and directors............      3,988,926                  Common-9.5%
       as a group (twelve persons)(10)

(1) The amount of beneficial ownership includes stock options granted to directors and executive officers which have vested and are or will become exercisable within 60 days of March 20, 1998. Accordingly, Mr. Altobello has 16,594 options vested and exercisable; Mr. Brands has 24,300 options vested and exercisable; Mr. Forese has 8,249 options vested and exercisable; Dr. Forman has 12,150 options vested and exercisable; Mr. Giuntini has 65,459 options vested and exercisable; Mr. Gross has 13,500 options vested and exercisable; Dr. Leonard has 1,833 options vested and exercisable; Mr. Lewis has 3,749 options vested and exercisable; Mr. Malek has no options vested and exercisable; Mr. Nicolai has 13,500 options vested and exercisable; Mr. Rossotti has no options vested and exercisable; and Mr. Spoon has 1,750 options vested and exercisable. In addition, Mr. Giuntini's beneficial ownership includes 41,159 vested and exercisable options granted to Donna E. Deeley, his spouse and a Vice President of the Company. All executive officers and directors as a group (twelve persons) have beneficial ownership of 161,083 options vested and exercisable within 60 days of March 20, 1998.

(2) All amounts and percentages of Common Stock were calculated to include stock options vested and exercisable for those individual directors and executive officers who had such stock options. The number of shares of Common Stock was calculated as of March 20, 1998.

(3)    Indicates a director of the Company.

(4)    Indicates an executive officer of the Company.

(5) The amount includes 69,073 shares and 41,159 options owned by Mr. Giuntini's spouse, a Vice President of the Company, who has the sole power to vote and dispose of such shares. Mr. Giuntini disclaims beneficial ownership with respect to the shares owned by his spouse.

(6) The amount includes 64,875 shares beneficially owned by Mr. Gross' wife. Mr. Gross disclaims beneficial ownership with respect to the shares owned by his wife, who has the sole power to vote and dispose of such shares. The amount also includes 362,310 shares jointly owned by Mr. and Mrs. Gross, who share joint power to vote and dispose of such shares. Lastly, the amount includes 55,350 shares each owned by two trusts, totaling 110,700 shares, for the benefit of Mr. Gross' son and daughter, respectively, of which Mr. and Mrs. Gross are co-trustees.
       Mr. and Mrs. Gross share joint power to vote and dispose of those shares.

(7) The amount includes 64,124 shares beneficially owned by Ms. Nicolai with respect to which she has sole voting and dispositive power. Mr. Nicolai disclaims beneficial ownership with respect to the shares owned by Ms. Nicolai.

(8) The amount includes 179,750 shares each owned by two trusts, totaling 359,500 shares, for the benefit of Mr. Rossotti's daughter and son, respectively, of which Mr. and Mrs. Rossotti are co-trustees. Mr. and Mrs. Rossotti share joint power to vote and dispose of those shares. The amount also includes 876,853 shares jointly owned by Mr. and Mrs. Rossotti, who share joint power to vote and dispose of such shares.

(9) The amount includes 2,000 shares jointly owned by Mr. Spoon and his spouse, who share joint power to vote and dispose of such shares.

(10) This group includes Charles O. Rossotti, who resigned as Chairman of the Board of Directors and Director effective November 7, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers, and persons who own more than 10% of a registered class of the equity securities of the Company ("reporting persons") file with the Securities and Exchange Commission (the "Commission") initial reports of ownership, and reports of changes in ownership, of shares of stock, and options to purchase such shares, of the Company. Reporting persons are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

       Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 1997 (the "1997 fiscal year"), and representations by reporting persons that no other reports were required for the 1997 fiscal year, all Section 16(a) reporting requirements were met, except as follows. Mr. Giuntini filed a Form 5 for the 1997 fiscal year late. Such Form 5 reflected two transactions that were not timely reported: a gift of shares of Common Stock made by his spouse to a charitable foundation in each of 1996 and 1997. Mr. Giuntini's spouse had the sole power to vote and dispose of such shares, and Mr. Giuntini disclaims beneficial ownership with respect to the shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1997, to the Company's executive officers.

                                                       ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                                       -------------------            ----------------------
                                                                                        AWARDS       PAYOUTS
                                                                                        ------       -------

                                                                                         SHARES
                                                                                       UNDERLYING
                                                                                      OPTIONS (NO.      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY      BONUS(1)   OTHER     OF SHARES)(3)   PAYOUT(4)  COMPENSATION(5)
---------------------------                ----     ------      -----      -----     ---------       --------   ------------
Paul A. Brands                             1997   $ 304,000   $       0  $       0             0     $       0        $ 8,427
        Chairman of the Board              1996     301,167           0          0        17,700             0          7,904
        of Directors, Chief Executive      1995     282,917     287,000          0         8,100       598,500          7,904
        Officer, and Director

Charles O. Rossotti                        1997     209,291           0          0             0             0          8,427
        Formerly Chairman of the           1996     250,000           0          0             0             0          7,904
        Board of Directors and             1995     250,000     250,000          0             0             0          7,904
        Director

Philip Giuntini                            1997     304,000           0          0             0             0          8,427
        President and Director             1996     301,167           0          0        17,700             0          7,904
                                           1995     282,917     287,000          0         8,100       598,500          7,904

Patrick W. Gross                           1997     292,000           0          0             0             0          8,427
        Chairman of the Executive          1996     290,547           0          0         8,850             0          7,904
        Committee of the Board of          1995     270,833     192,500          0         4,050       577,500          7,904
        Directors and Director

Frank A. Nicolai                           1997     268,000           0          0             0             0          8,427
        Executive Vice President,          1996     265,500     150,750          0         8,850             0          7,904
        Secretary, Treasurer,              1995     249,167     177,100          0         4,050       354,200          7,904
        and Director

Fred L. Forman                             1997     303,667     229,500   9,959(2)             0             0          8,427
        Executive Vice                     1996     289,975     219,000          0         8,850             0          7,904
        President                          1995     270,333     192,500          0         4,050       385,000          7,904


(1) All amounts were awarded based on the achievement of annual performance goals under single or multi-year incentive compensation plans.

(2) This amount represents foreign taxes paid by the Company in connection with compensation paid to Mr. Forman for services performed for the Company abroad.

(3) Each of these awards of Common Stock is associated with performance under individual incentive compensation plans and was made by the appropriate Board committee pursuant to a shareholder-approved stock option plan.

(4) All amounts represent the final cash payment awarded for successful completion of multi-year performance indicators of individual incentive compensation plans.

(5) These amounts represent the Company's contribution to special individual retirement accounts pursuant to the AMS Simplified Employee Pension/IRA Plan.

OPTION GRANTS IN FISCAL 1997

   No stock option grants were made to the Company's executive officers during the Company's 1997 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

   Shown below is information with respect to exercises by the Company's executive officers during the Company's 1997 fiscal year of options to purchase shares of Common Stock pursuant to the 1996 Amended Stock Option Plan F ("Plan F"), and earlier stock option plans. Also shown is information with respect to certain unexercised options to purchase shares of Common Stock held by the Company's executive officers as of the end of the Company's 1997 fiscal year.



                                               NUMBER
                                                 OF                       NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED
                                               SHARES                       UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                              ACQUIRED                        END OF FISCAL YEAR            END OF FISCAL 1997(2)
                  NAME                           ON              VALUE    ---------------------------      -----------------------
                  ----                        EXERCISE        REALIZED(1)  EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                                              --------        -----------  -----------  -------------    -----------   -------------
Paul A. Brands    . . . . . . . . . . .        22,105         $ 258,074       37,125         1,500        $  186,863    $        0

Charles O. Rossotti . . . . . . . . . .             0                 0            0             0                 0             0

Philip M. Giuntini  . . . . . . . . . .         5,008            57,244       52,866         1,500           356,516             0

Patrick W. Gross    . . . . . . . . . .         4,725            85,159       13,500        17,288            37,594       178,238

Frank A. Nicolai  . . . . . . . . . . .             0                 0       13,500           750            38,869             0

Fred L. Forman  . . . . . . . . . . . .             0                 0       31,136           750           228,415             0

(1) Based on the market value of the Common Stock on the date of exercise (as measured by the NASDAQ closing bid price), minus the option's exercise price.

(2) Based on the market value of the Common Stock on the last trading day of 1997 (as measured by the NASDAQ closing bid price of $19.50), minus the option's exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     Awards under the Company's long-term incentive compensation plans are based on the Company's attainment of pre-tax income targets. In view of the Company's poor financial performance in 1996, no incentive compensation payments would have been made under the multi-year incentive compensation plans in effect for executive officers for the 1996-1997 performance period. In order to be able to provide meaningful incentives for the executive officers, the Compensation Committee terminated those two-year plans in mid-1997, replacing them with similar two-year plans for the 1997-1998 performance period. The Company's pre-tax profit for 1997 also ultimately proved to be considerably lower than initially targeted, making incentive compensation payments similarly unlikely under the two-year plans put into effect in mid-1997. At its February 1998 meeting, therefore, the Compensation Committee terminated the plans for the 1997-1998 period, and approved new two-year plans for 1998-1999. Had the performance goals for the 1997-1998 period set forth in the plans been met, the executive officers would have been entitled to receive the incentive compensation indicated in the table below.



                                                             PERFORMANCE OR                        ESTIMATED
                                                   NUMBER   OTHER PERIOD UNTIL                   FUTURE PAYOUTS
                                                 OF SHARES    MATURATION OR      ------------------------------------------------
              NAME(2)                               (#)         PAYMENT          THRESHOLD($)       TARGET ($)   MAXIMUM($)(1)(2)
              -------                               ---         -------          ------------       ----------   ----------------
Paul A. Brands..............................         4          1997-98           $      0         $ 1,610,000          --

Charles O. Rossotti.........................        --            --                    --             --               --

Philip M. Giuntini..........................         4          1997-98                  0           1,610,000          --

Patrick W. Gross............................         4          1997-98                  0             930,000          --

Frank A. Nicolai............................         4          1997-98                  0             852,000          --

Fred L. Forman.(1)..........................         2          1997-98                  0             486,000          --

(1) Mr. Forman's eligibility for additional incentive compensation based on individual annual goals is not included in this table as long-term incentive compensation.

(2) If the Compensation Committee determines that the officer has exceeded the performance goals set forth in his incentive compensation plan, the Committee may increase his long-term incentive compensation award above the target level indicated in the preceding column. The increase would be based on a formula related to pre-tax income.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

           COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

COMPOSITION AND RESPONSIBILITIES OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. It is composed entirely of outside directors who have never served as officers of the Company or its affiliates (the "Outside Directors"). The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (the "CEO"), and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee is responsible for the granting and administration of stock options and incentive compensation granted to the executive officers.

     The Compensation Committee has furnished the following report for fiscal 1997:

COMPENSATION OBJECTIVES AND PHILOSOPHY

     The objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain executives capable of achieving long-term success for the Company's shareholders and to structure their compensation packages such that a significant portion generally is tied to the achievement of multi-year targets for pre-tax income.

EXECUTIVE OFFICER COMPENSATION

     The Company's executive compensation program consists of three main components: (i) annual base salary, (ii) potential for an annual cash bonus and awards of stock options based on Company pre-tax income, the profit contribution of a particular business unit, individual performance, or some combination of these factors, and (iii) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. In addition to research and recommendations furnished by the Company's senior management, the Compensation Committee has relied, inter alia, on information furnished through executive compensation surveys by a recognized compensation consulting firm, and information known to various members of the Board of Directors. The Compensation Committee compares salaries and other elements of executive compensation with the compensation paid to executives in technology and consulting firms which are actual competitors of the Company. Few of these companies are in the Hambrecht & Quist Technology Stock Index, the peer index chosen by the Company for comparison in the "Shareholder Return Performance Graph" below, because their shares are not publicly traded. They include, for example, the consulting divisions of certain Big 6 accounting firms, other prominent consulting firms which are wholly-owned subsidiaries of publicly-traded companies, and other software firms that are privately held.

     The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the Company's Simplified Employee Pension/IRA Plan, as are available generally to the Company's professional staff, except that the executive officers do not participate in the Company's Profit-Sharing Plan or Employee Stock Purchase Plan. The Company does not provide material perquisites to any of its executive officers.

     ANNUAL BASE SALARY. The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the CEO. Changes in base salary are generally made effective on March 1. The same principles are applied in setting the salaries of all executive officers to ensure that salaries are competitively established. Salaries are determined by considering the officer's potential duties and responsibilities within the Company and his or her business unit, and the officer's potential impact on the operations and profitability of the Company. Unlike with respect to the Company's incentive compensation arrangements, the Compensation Committee does not consider achievement of specific corporate performance factors in establishing base salaries for its executive officers. In general, it is the policy of the Company to set base salaries lower than would be typical for comparable positions in similar firms, and to include more compensation in incentive plans, particularly incentive compensation plans tied to multi-year performance periods.

     INCENTIVE COMPENSATION PLANS. Each executive officer of the Company generally participates in incentive compensation plans of one to three years in duration. These plans are similar to multi-year incentive plans in which other members of the Company's professional staff participate. Under such plans, the officer is eligible for annual cash incentive awards, and cash awards which may be made at the end of each plan if the Compensation Committee determines that the officer has met the specified goals of the executive's programs. Some plans also contemplate awards of stock options under the Company's shareholder-approved stock option plans. Each executive officer has a plan which details the executive officer's goals, which are comprised of financial performance, including targets for the Company's pre-tax income. Each executive officer also generally has an incentive compensation plan with targets based on the achievement of various individual goals.

     The annual cash awards under the incentive compensation plans and the cash portion of the award for completion of an incentive compensation plan generally are based on multiples of a percentage of the executive officer's salary for the relevant fiscal period. The number of stock options which may be awarded is determined at the time the performance goals are established. Such number of stock options is not determined by reference to any specific criteria other than the Company's historical practice of awarding stock options in connection with incentive compensation plans for certain executive officers. The exercise price of all options granted in connection with the incentive compensation plans for the executive officers is the fair market value of the shares on the date of grant of the option. Achievement of the specified financial or individual goals for plan years earlier than the final plan year in a multi-year plan entitles the executive to specified interim cash payments and stock option grants, all of which are considered advances against the multi-year incentive compensation amounts.
Such interim cash payments are significantly less than a ratable percentage of the projected incentive compensation payable on successful completion of a multi-year plan. For example, successful completion of the first year of a two-year plan typically would entitle the executive to payment of 25% of target cash incentive compensation. Stock options in connection with multi-year plans also are granted according to a schedule specified in the plan, typically including a small percentage of options granted at the time the plans are approved by the Compensation Committee.

     Fiscal 1997 was scheduled to be the second year of two-year compensation plans for Patrick W. Gross, Paul A. Brands, Philip M. Giuntini, Frank A. Nicolai, and Fred L. Forman. Charles O. Rossotti as always, had a one-year incentive compensation plan for 1997. All of these plans included the same pre-tax income target as a financial goal. In the cases of Messrs. Nicolai and Forman, the incentive targets also included individual goals based on their respective areas of responsibility, such as achieving operational goals within budget, improving the Company's administrative processes, and expanding the Company's Achieving Breakthrough Performance program. All plans required that a minimum percentage of the stated goal must be achieved before any portion of the related incentive compensation share was payable. The plans also took into account projected pre-tax income for the year following the performance year just ended in determining whether awards are payable and the amounts thereof. Each plan also included higher award multiples for performance which exceeded the targets by a stated percentage. In view of the Company's poor performance for 1996, however, no incentive compensation payments would have been made under the 1996-1997 plans. To provide appropriate incentives for the Company's most senior officers, therefore, the Compensation Committee determined in mid-1997 to terminate the 1996-1997 plans and replace them with similar plans for 1997-1998.

     In February 1998, the Compensation Committee determined that the Company fell considerably short of its financial goals for 1997; no incentive compensation based on financial goals would be payable for 1997. Accordingly, the Compensation Committee again determined to terminate the 1997-1998 multi-year plans, and approved new two-year plans for 1998-1999 for the executives based on the Company's new pre-tax profit goals for that period.
The Compensation Committee determined however that Mr. Forman had achieved his non-financial performance goals, and therefore earned 75% of his target cash payment based on such non-financial goals. This amount is shown above in the
Summary Compensation Table under "Annual Compensation   Bonus."  The
Compensation Committee in February 1998 also decided not to grant stock options to any executive officer for the 1997 performance period because of the Company's failure to achieve its pre-tax income target.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the allowable deduction for compensation paid or accrued with respect to persons who as of the end of the year are employed as the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. This limitation does not apply to compensation payable to the Company's current executive officers consisting of stock options issuable under Plan F or earlier stock option plans, nor to compensation payable under certain performance-based compensation plans approved by shareholders. The Compensation Committee has taken certain actions to minimize the adverse effects of Section 162(m) on the after-tax income of the Company. In particular, as recommended by the Compensation Committee, the 1996 Incentive Compensation Plan for Executive Officers (the "IC Plan") was presented to and approved by the shareholders at the 1996 annual meeting of shareholders of the Company. Grants to executive officers of incentive compensation based on pre-tax income are generally expected to be covered by the IC Plan when such coverage is consistent with the Compensation Committee's goals. The IC Plan significantly limits the Compensation Committee's discretion regarding the structure and amount of incentive compensation paid to an employee covered by such Plan. Accordingly, not all incentive compensation payable to executive officers is paid pursuant to the IC Plan. The Compensation Committee projects that it is unlikely that deductions will be lost as a result of this practice. The Compensation Committee will continue to monitor whether compensation that is limited by
Section 162(m) is likely to exceed the deduction limitations under Section 162(m), and the Compensation Committee is expected to take appropriate actions to reduce the likelihood of a loss of deductions.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's annual base salary is established by the Compensation Committee using the same criteria as discussed above for the executive officers. Paul A. Brands, who has served as Chief Executive Officer of the Company since September 1993, received an annual base salary of $304,000 for 1997, the same base salary he received for 1996. The Compensation Committee did not base the decision to pay Mr. Brands the same base salary for 1997 on any specific corporate performance factors. Mr. Brands' incentive compensation payments are determined by the Compensation Committee based on targets for the Company's pre-tax income, collection of accounts receivable, and certain other financial and non-financial goals. Because the Company did not meet its pre-tax income targets for 1997, as determined by the Compensation Committee in February 1998, Mr. Brands did not receive an incentive compensation payment or stock option award for 1997.

     At its February 1998 meeting, the Compensation Committee also decided to increase Mr. Brands' base salary to $350,000 as of March 1, 1998.

                        Frederic V. Malek (Chairman)
                        Daniel J. Altobello
                        James J. Forese
                        Dorothy Leonard
                        W. Walker Lewis
                        Alan G. Spoon

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph and table provide a comparison of the cumulative total return on the Common Stock of the Company for the five-year period beginning December 31, 1992, with returns on the Standard & Poor's 500 Composite Index and the Computer Software Sector Index of the Hambrecht & Quist Technology Stock Index. The graph and table assume that the value of the investment in the Common Stock of the Company and each of the aforementioned indices on December 31, 1992, was $100 and that all dividends were reinvested, although the Company has never paid dividends on the Common Stock. The historical stock price performance of the Common Stock of the Company shown below is not necessarily indicative of future stock price performance.

                                   [GRAPH]

================================================================================================================
                                                     12/31/92  12/31/93   12/31/94  12/31/95  12/31/96  12/31/97

----------------------------------------------------------------------------------------------------------------
 AMSY Common Stock                                     $100      $ 89       $130      $202      $248      $197
----------------------------------------------------------------------------------------------------------------
 S&P 500 Composite Index                               $100      $110       $112      $153      $189      $252
----------------------------------------------------------------------------------------------------------------
 Hambrecht & Quist Technology/Software                 $100      $107       $135      $193      $235      $284
================================================================================================================

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

     The Company has a standing Executive Committee, Stock Option/Award Committee, Compensation Committee, and Audit Committee. The Company does not have a standing Nominating Committee.

     The Executive Committee is presently composed of four directors, all of whom are executive officers of the Company: Patrick W. Gross (Committee Chairman), Paul A. Brands, Philip M. Giuntini, and Frank A. Nicolai. The Executive Committee generally has the power to authorize all corporate actions that the Board of Directors has the power to authorize, except as may be limited by law. The Executive Committee met once during 1997.

     The Stock Option/Award Committee is presently composed of four directors, all of whom are executive officers of the Company: Paul A. Brands (Committee Chairman), Patrick W. Gross, Philip M. Giuntini, and Frank A. Nicolai. The Stock Option/Award Committee administers the Company's employee stock option plans, except as noted below. These directors are eligible to receive options under the plans, but options, if any, awarded to them are granted and administered by the Compensation Committee. The Stock Option/Award Committee also administers the Company's Profit-Sharing Plan, a stock award plan. Directors and executive officers are not eligible to participate in the Profit-Sharing Plan. The Stock Option/Award Committee meets as required and met twice during 1997.

     The Compensation Committee is presently composed of six Outside Directors:
Frederic V. Malek (Committee Chairman), Daniel J. Altobello, James J. Forese, Dorothy Leonard, W. Walker Lewis, and Alan G. Spoon. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer, and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee alone is responsible for the granting and administration of stock options granted to the executive officers and to the Controller. In 1997, the Compensation Committee met twice.

     The Audit Committee is presently composed of four Outside Directors:
James J. Forese (Committee Chairman), Daniel J. Altobello, Dorothy Leonard, and Alan G. Spoon. This Committee has the responsibility for making recommendations to the Board of Directors as to the independent accountants of the Company; for reviewing with the independent accountants, upon completion of their audit, the scope of their examination, any recommendations they may have for improving internal accounting controls, management systems, or choice of accounting principles, and other matters; and for reviewing generally the accounting control procedures of the Company. In 1997, the Audit Committee met five times.

     The Board of Directors met five times during 1997. Except for one meeting that was not attended by one director, all members attended all of the meetings of the Board and Committees of the Board on which they serve.

COMPENSATION

     Directors who also serve as executive officers of the Company are not separately compensated for attending Board meetings. Outside Directors are currently entitled to receive fees of $5,000 per Board meeting attended, plus travel expenses, and such fees and expenses were, in fact, paid for all meetings attended during fiscal 1997. In addition, Outside Directors were paid a retainer of $5,000 per year during fiscal 1997. Under the Company's Outside Directors Stock-for-Fees Plan, which was approved by shareholders in May 1995, Outside Directors can elect to have the annual meeting fees and retainer, which would otherwise be paid to the Outside Directors in cash, paid in the form of Common Stock. Alternatively, Outside Directors can elect to defer receipt of the annual meeting fees and retainer pursuant to the Company's Outside Director Deferred Compensation Plan (the "Deferred Compensation Plan"). Under the terms of the Deferred Compensation Plan, Outside Directors making such an election would be credited with earnings on amounts deferred at an interest rate based on a corporate bond index and such interest rate would be increased by 300 basis points if the Company achieved certain annual performance goals. W. Walker Lewis elected to participate in the Deferred Compensation Plan and deferred receipt of his annual meeting fees for 1997.

     Outside Directors also receive automatic grants of stock options, which vest over five years, pursuant to the Company's stock option plans. The number of shares subject to grant, and subject to outstanding options, are adjusted when stock splits occur. The numbers of options reported below in this paragraph are the numbers of the original grants and do not give effect to the June 1992, October 1994, or January 1996 stock splits to the extent such splits occurred after the date of grant. All options granted to Outside Directors vest at the rate of 1/60th a month for each month the Outside Director continues to serve as a director. Pursuant to a prior stock option plan, each Outside Director in May 1988 was granted 5,000 options to purchase shares of Common Stock. James J. Forese, who became a director in November 1989, was granted 5,000 options on November 10, 1989. Dorothy Leonard, who became a director in September 1991, was granted 5,000 options on September 27, 1991. Under 1992 Amended and Restated Stock Option Plan E, as amended ("Plan E"), each new Outside Director was automatically granted 5,000 options (such number subject to adjustments for splits) upon first becoming a director, and each Outside Director was automatically granted an additional 5,000 options (such number subject to adjustments for splits), vesting over five years, when any options previously granted have fully vested. Plan F provides for the grant of the same amount of options to Outside Directors. Pursuant to Plan E, Daniel J. Altobello was granted 7,500 options on July 27, 1993 when he first became a director, and Frederic V. Malek was granted 5,000 options in April 1993 because his options granted in 1988 had fully vested. The grant to Mr. Malek was made subject to shareholder approval, which was obtained in May 1993. In addition, under Plan E, Mr. Forese was granted 7,500 options (after giving effect to the October 1994 stock split) in November 1994 because his options granted in 1988 had fully vested, and W. Walker Lewis was granted 5,000 options on December 1, 1995 when he became a director. Dr. Leonard was granted 5,000 options under Plan E in August 1996 because her options granted in 1991 had fully vested, and Alan G. Spoon was granted 5,000 options under Plan E in September 1996 when he became a director.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     Frederic V. Malek, James J. Forese, Dorothy Leonard, Daniel J. Altobello,
W. Walker Lewis, and Alan G. Spoon served as members of the Compensation Committee throughout fiscal 1997 and continue to serve as members. Mr. Malek is Chairman of the Compensation Committee.

     During 1997, there were no Compensation Committee interlocks, and there was no insider participation in the executive compensation decisions of the Company.

                              CERTAIN TRANSACTIONS

     Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, earned fees and incurred reimbursable expenses totaling approximately $4 million from AMS in connection with legal services performed for the Company during 1997. Barbara M. Rossotti, a member of the firm of Shaw, Pittman, Potts & Trowbridge, is the spouse of Charles O. Rossotti, who served as Chairman of the Board of Directors and Director of the Company until his resignation on November 7, 1997.

                                 OTHER MATTERS

     A representative from Price Waterhouse LLP, independent public accountants to the Company, is expected to be present at the Annual Meeting, will have an opportunity to make a statement should the representative desire to do so, and is expected to be available to respond to appropriate questions during such Meeting.

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, including a vote to adjourn such Meeting, the persons named in the enclosed Proxy will vote thereon at the Meeting, or any adjournment thereof, as they determine to be in the best interests of the Company.

     Under the rules of the Commission, the date by which proposals of shareholders of the Company intended to be presented at the 1999 annual meeting of shareholders must be received by the Company for inclusion in the Proxy Statement and form of Proxy is December 11, 1998.

     Notwithstanding the aforementioned deadline, under the Company's By-laws, a stockholder must follow certain other procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company must receive notice of any such proposal no earlier than February 7, 1999, and no later than March 9, 1999, in the case of proposals for the 1999 annual meeting of shareholders.

Generally, such shareholder notice must set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations or proxies for election of directors under the proxy rules of the Commission; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder; and (c) as to the shareholder, (i) the name and address of such shareholder, (ii) the number of shares of Common Stock which are owned beneficially and of record by such shareholder, (iii) a representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, and (iv) a representation as to whether the shareholder intends, or is part of a group which intends, to solicit proxies from other shareholders in support of such nomination or other business. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements imposed by the Company's By-laws shall be disregarded. A copy of the Company's By-laws may be obtained without charge on written request to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

                                ANNUAL REPORT

     A copy of the 1997 Annual Report of the Company (which includes condensed financial data and a letter to shareholders) accompanies this Proxy Statement. Appendix 1 to this Proxy Statement, titled "1997 Financial Report," contains all of the financial information (including the Company's audited financial statements), and certain general information, previously published in the Company's Annual Report. Appendix 1 is incorporated herein by reference. A copy of the Company's Annual Report on Form 10-K may be obtained without charge by writing to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

                          BY ORDER OF THE BOARD OF DIRECTORS,




                          Frank A. Nicolai
                          Secretary

April 10, 1998
Fairfax, Virginia

   SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                  APPENDIX 1









                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                             1997 FINANCIAL REPORT




                                    CONTENTS

--------------------------------------------------------------------------------

Business of AMS                                                         1

Financial Statements and Notes                                          3

Report of Independent Accountants                                      22

Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                   23

Assumptions Underlying Certain Forward-Looking
 Statements and Factors That May Affect Future Results                 30

Five-Year Financial Summary                                            32

Five-Year Revenues by Target Market                                    33

Selected Quarterly Financial Data and Information
 on AMS Stock                                                          34

Other Information                                                      35

BUSINESS OF AMS

         OVERVIEW

         With 1997 revenues of $872 million, the business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS provides a full range of consulting services from strategic business analysis to the full implementation of solutions that provide genuine results, on time and within budget. AMS measures success based on the results and business benefits achieved by its clients.

         AMS is a trusted business partner for many of the largest and most respected organizations in the markets in which it specializes. Each year, approximately 85-90% of the Company's business comes from clients it worked with in previous years.

         Organizations in AMS's target markets -- telecommunications firms; financial services institutions; state and local governments and education organizations; federal government agencies; and other corporate clients -- have a crucial need to exploit the potential benefits of information and systems integration technology. The Company helps clients fulfill this need by continuing to build a professional staff which is composed of experts in the necessary technical and functional disciplines; managers who can lead large, complex systems integration projects; and business and computer analysts who can devise creative solutions to complex problems.

         Another significant component of AMS's business is the development of proprietary software products, either with its own funds or on a cost-shared basis with other organizations. These products are principally licensed as elements of custom tailored systems and, to a lesser extent, as stand-alone applications. The Company expended $50.6 million in 1997, $30.4 million in 1996, and $23.6 million in 1995 for research and development associated with proprietary software; of which $30.7 million in 1997, $26.0 million in 1996, and $19.4 million in 1995 was expensed in the accompanying financial statements. As a percentage of revenues, license and maintenance fee revenues were less than 10% during each of the last three years.

         In order to serve clients outside of the United States, AMS has expanded internationally by establishing eighteen subsidiaries or foreign branches. Exhibit 21 of this Form 10-K provides a complete listing of all active AMS subsidiaries (and branches), showing name, year organized (acquired), and place of incorporation. Revenues attributable to AMS's non-US clients were approximately $248.6 million in 1997, $278.3 million in 1996, and $178.2 million in 1995. Additional information on revenues, operating profits, and assets attributable to AMS's geographic areas of operation is provided in
Note 12 of the consolidated financial statements appearing elsewhere in this financial report.

         Founded in 1970, AMS services clients worldwide. AMS's approximately 7,100 full-time employees serve clients from corporate headquarters in Fairfax, Virginia and from 55 offices worldwide.

         TELECOMMUNICATIONS FIRMS

         AMS markets systems consulting and integration services for order processing, customer care, billing, accounts receivable, and collections, both for local exchange and interexchange carriers and for cellular telephone companies. Most of the Company's work involves developing and implementing customized capabilities using AMS's application software products as a foundation.

         FINANCIAL SERVICES INSTITUTIONS

         AMS provides information technology consulting and systems integration services to money center banks, major regional banks, insurance companies, and other large financial services firms. The Company specializes in corporate and international banking, consumer credit management, customer value and global risk management, bank management information systems, and retirement plan systems.

         STATE AND LOCAL GOVERNMENTS AND EDUCATION

         AMS markets systems consulting and integration services, and application software products, to state, county, and municipal governments for financial management, tax and revenue management, human resources, social services, public safety and transportation functions, and environmental systems. The Company also markets services and application software products to universities and colleges.

         FEDERAL GOVERNMENT AGENCIES

         The Company's clients include civilian and defense agencies and aerospace companies. Assignments require knowledge of agency programs and management practices as well as expertise in computer systems integration. AMS's work for defense agencies often involves specialized expertise in engineering and logistics.

         OTHER CORPORATE CLIENTS

         The Company also solves information systems problems for the largest firms in other industries, including health care organizations and firms in the gas and electric utilities industry. AMS has systems integration and operations projects with several large organizations and intends to pursue more. AMS provides technical training and technical consulting services in software technology for large scale business systems.

FINANCIAL STATEMENTS AND NOTES

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31
(In millions except per share data)                                             1997            1996             1995
---------------------------------------------------------------------------------------------------------------------
REVENUES                                                                      $872.3          $812.2           $632.4

EXPENSES
      Client Project Expenses                                                  502.3           525.9            348.6
      Other Operating Expenses                                                 266.2           210.4            192.3
      Corporate Expenses                                                        49.5            48.3             40.8
                                                                             -------         -------          -------
                                                                               818.0           784.6            581.7

INCOME FROM OPERATIONS                                                          54.3            27.6             50.7

OTHER (INCOME) EXPENSE
      Interest Expense                                                           5.8             3.2              2.3
      Other Income                                                              (2.9)           (1.8)            (1.4)
                                                                             -------         -------          -------
                                                                                 2.9             1.4              0.9
INCOME BEFORE INCOME TAXES                                                      51.4            26.2             49.8

INCOME TAXES                                                                    20.2            10.7             20.6
                                                                             -------         -------          -------
NET INCOME                                                                   $  31.2         $  15.5          $  29.2
                                                                             =======         =======          =======
WEIGHTED AVERAGE SHARES                                                         41.4            40.7             39.7
                                                                             =======         =======          =======
BASIC NET INCOME PER SHARE                                                   $  0.75         $  0.38          $  0.73
                                                                             =======         =======          =======
WEIGHTED AVERAGE SHARES AND EQUIVALENTS                                         42.3            41.9             40.7
                                                                             =======         =======          =======
DILUTED NET INCOME PER SHARE                                                 $  0.74         $  0.37          $  0.72
                                                                             =======         =======          =======





----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS


December 31 (In millions except per share data)                                            1997                1996
----------------------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
      Cash and Cash Equivalents                                                             $ 49.6             $ 62.8
      Accounts and Notes Receivable                                                          240.9              247.7
      Prepaid Expenses and Other Current Assets                                                8.4               13.3
                                                                                            ------             ------
                                                                                             298.9              323.8

FIXED ASSETS
      Equipment                                                                               67.0               62.0
      Furniture and Fixtures                                                                  22.4               18.4
      Leasehold Improvements                                                                  13.9               10.7
                                                                                            ------             ------
                                                                                             103.3               91.1
      Accumulated Depreciation and Amortization                                              (58.1)             (43.1)
                                                                                            ------             ------
                                                                                              45.2               48.0

OTHER ASSETS
      Purchased and Developed Computer Software (Net of
       Accumulated Amortization of $63,400,000 and
       $50,500,000)                                                                           58.0               40.2
      Intangibles (Net of Accumulated Amortization of
       $3,200,000 and $2,600,000)                                                              6.0                6.3
      Other Assets (Net of Accumulated Amortization of
       $815,000 and $15,700,000)                                                              13.3                5.9
                                                                                            ------             ------
                                                                                              77.3               52.4
                                                                                            ------             ------

TOTAL ASSETS                                                                                $421.4             $424.2
                                                                                            ======             ======




----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS

December 31 (In millions except per share data)                                             1997               1996
----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
      Notes Payable and Capitalized Lease Obligations                                       $  7.5             $ 53.5
      Accounts Payable                                                                        10.5               19.6
      Accrued Incentive Compensation                                                          24.7               36.1
      Other Accrued Compensation and Related Items                                            32.2               32.3
      Deferred Revenues                                                                       39.8               20.6
      Other Accrued Liabilities                                                                3.5                2.7
      Provision for Contract Losses                                                            -                 18.5
      Income Taxes Payable                                                                     8.8                7.8
                                                                                            ------             ------
                                                                                             127.0              191.1
      Deferred Income Taxes                                                                    3.0                7.7
                                                                                            ------             ------
                                                                                             130.0              198.8

NONCURRENT LIABILITIES
      Notes Payable and Capitalized Lease Obligations                                         27.9               13.7
      Other Accrued Liabilities                                                                9.5                1.4
      Deferred Income Taxes                                                                   15.3                7.2
                                                                                            ------             ------
                                                                                              52.7               22.3
                                                                                            ------             ------

TOTAL LIABILITIES                                                                            182.7              221.1

STOCKHOLDERS' EQUITY
      Preferred Stock ($0.10 Par Value; 4,000,000 Shares
       Authorized, None Issued or Outstanding)
      Common Stock ($0.01 Par Value; 100,000,000 Shares
       Authorized, 50,115,057 and 49,598,673 Issued and
      41,544,299 and 40,939,209 Outstanding)                                                   0.5                0.5
      Capital in Excess of Par Value                                                          84.1               75.0
      Retained Earnings                                                                      188.5              157.3
      Currency Translation Adjustment                                                         (8.0)              (1.1)
      Common Stock in Treasury, at Cost (8,570,758 and
        8,659,464 Shares)                                                                    (26.4)             (28.6)
                                                                                            ------             ------
                                                                                             238.7              203.1
                                                                                            ------             ------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $421.4             $424.2
                                                                                            ======             ======





----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 (In millions)                                                 1997          1996         1995
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                         $  31.2       $  15.5      $  29.2
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
    Depreciation                                                                      17.9          16.1         13.6
    Amortization                                                                      16.8          23.2         16.6
    Deferred Income Taxes                                                              3.2          (9.8)         6.0
    Provision for Doubtful Accounts                                                   10.6          15.2          1.6
    Provision for Contract Losses                                                    (18.5)         18.5          -
    Changes in Assets and Liabilities:
         Increase in Trade Receivables                                                (3.7)        (56.8)       (66.5)
         Decrease (Increase) in Prepaid Expenses and Other
            Current Assets                                                             4.8          (4.3)        (2.3)
         Increase in Other Assets                                                     (8.2)         (7.3)        (9.1)
         (Decrease) Increase in Accrued Incentive Compensation                        (9.1)         11.2         14.1
         (Decrease) Increase in Accounts Payable and Other Accrued
            Compensation and Liabilities                                              (0.1)         19.0          8.7
         Increase (Decrease) in Deferred Revenues                                     19.0          (5.7)         0.6
         Increase in Income Taxes Payable                                              1.0           5.5          0.5
                                                                                   -------       -------      -------
    Net Cash Provided by Operating Activities                                         64.9          40.3         13.0
                                                                                   -------       -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of Fixed Assets                                                         (15.9)        (27.5)       (22.5)
    Purchase of Computer Software                                                     (2.3)         (5.6)        (2.3)
    Investment in Software Products                                                  (31.6)        (13.8)       (13.7)
    Other Investments and Intangibles                                                  0.4           0.5          0.4
    Proceeds from Sale of Fixed Assets and Computer Software                           0.9           0.7          0.5
                                                                                   -------       -------      -------
    Net Cash Used in Investing Activities                                            (48.5)        (45.7)       (37.6)
                                                                                   -------       -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings                                                                        20.0          30.4         26.5
    Payments on Borrowings                                                           (51.7)         (6.7)        (5.4)
    Proceeds from Common Stock Options Exercised                                       9.1           9.5          5.3
    Payments to Acquire Treasury Stock                                                (0.1)         (0.5)        (0.8)
                                                                                   -------       -------      -------
    Net Cash (Used) Provided by Financing Activities                                 (22.7)         32.7         25.6
                                                                                   -------       -------      -------
    (Decrease) Increase in Currency Translation Adjustment                            (6.9)         (0.3)         0.6
                                                                                   -------       -------      -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                 (13.2)         27.0          1.6

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        62.8          35.8         34.2
                                                                                   -------       -------      -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $  49.6       $  62.8      $  35.8
                                                                                   =======       =======      =======

NON-CASH OPERATING AND FINANCING ACTIVITIES:
    Treasury Stock Utilized to Satisfy Accrued
      Incentive Compensation Liability                                             $   2.3       $   3.4      $   2.9


----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In millions)


                                                Common
                                                 Stock       Capital in       Currency                                  Total
                                               (Par Value    Excess of       Translation     Retained     Treasury   Stockholders'
                                                 $0.01)      Par Value       Adjustment      Earnings       Stock       Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                        $0.5        $60.2           $(1.4)          $112.6        $(33.6)     $138.3

  Common Stock Options Exercised                   -            3.3                                                        3.3
  Tax Benefit Related to Exercise of
    Common Stock Options                                        1.9                                                        1.9
  Currency Translation Adjustment                                               0.7                                        0.7
  Common Stock Repurchased                                                                                    (0.8)       (0.8)
  Restricted Stock Awarded                                                                                     2.9         2.9
  1995 Net Income                                                                               29.2                      29.2
                                                  ----        -----           -----           ------         -----       -----
Balance, December 31, 1995                         0.5         65.4            (0.7)           141.8         (31.5)      175.5

  Common Stock Options Exercised                   -            5.1                                                        5.1
  Tax Benefit Related to Exercise of
    Common Stock Options                                        4.5                                                        4.5
  Currency Translation Adjustment                                              (0.4)                                      (0.4)
  Common Stock Repurchased                                                                                    (0.5)       (0.5)
  Restricted Stock Awarded                                                                                     3.4         3.4
  1996 Net Income                                                                               15.5                      15.5

                                                  ----        -----           -----           ------         -----       -----
Balance at December 31, 1996                       0.5         75.0            (1.1)           157.3         (28.6)      203.1

  Common Stock Options Exercised                   -            4.1                                                        4.1
  Tax Benefit Related to Exercise of
   Common Stock Options                                         5.0                                                        5.0
  Currency Translation Adjustment                                              (6.9)                                      (6.9)
  Common Stock Repurchased                                                                                    (0.1)       (0.1)
  Restricted Stock Awarded                                                                                     2.3         2.3
  1997 Net Income                                                                               31.2                      31.2

                                                  ----        -----           -----           ------         -----       -----
Balance at December 31, 1997                      $0.5        $84.1           $(8.0)          $188.5        $(26.4)     $238.7
                                                  ====        =====           =====           ======        ======      ======





----------------
See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

         The business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS is an international business and information technology consulting firm that provides a full range of services: business re-engineering, change management, systems integration, and systems development and implementation. AMS is headquartered in Fairfax, Virginia, with offices in 55 cities worldwide. The Company's primary target markets include telecommunications firms, financial services institutions, state and local governments and education, federal government agencies and other corporate clients.

A.       Revenue Recognition

         Revenues on fixed-price contracts are generally recorded using the percentage of completion method based on the relationship of costs incurred to the estimated total costs of the project. Revenues on cost reimbursable contracts and time and material contracts are recorded as labor and other expenses are incurred.

         Revenues from licenses of "off-the-shelf" software products, where the Company has insignificant remaining obligations, are recorded at the time of delivery, less a proportionate amount deferred to cover the costs required to complete the performance of the contract which is later recognized on a percentage of completion basis. In contracts where the Company has significant obligations to customize the software, all revenues are recognized on a percentage of completion basis. Revenues from software maintenance contracts are recognized ratably over the maintenance period.

         On benefit-funded contracts (contracts whereby the amounts due the Company are earned based on actual benefits derived by the client), the Company defers recognition of revenues until that point at which management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward revenues are recognized on a percentage of completion basis.

         When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Any anticipated losses on contracts in progress are charged to earnings when identified. The costs associated with cost-plus government contracts are subject to audit by the U.S. Government. In the opinion of management, no significant adjustments or disallowances of costs are anticipated beyond those provided for in the financial statements.

B.       Software Development Costs

         The Company develops proprietary software products using its own funds, or on a cost-shared basis with other organizations, and records such activities as research and development. These software products are then licensed to customers, either as stand-alone applications, or as elements of custom-built systems.

         The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 -- "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". For projects funded by the Company, significant development costs incurred beyond the point of demonstrated technological feasibility are capitalized and, after the product is available for general release to customers, such costs are amortized on a straight-line basis over a period of 3 to 5 years, or other such shorter period as might be required. For projects where the Company has a funding partner, the capital asset is reduced by the amount collected from the partner. The Company recorded $12.5 million of amortization in 1997, $9.3 million of amortization in 1996, and $9.5 million of amortization in 1995. Unamortized costs were $51.9 million and $32.7 million at December 31, 1997 and 1996, respectively. In 1997, the Company reduced the unamortized costs by $4 million representing collections from a funding partner. The Company evaluates the net realizable value of capitalized software using the estimated, undiscounted, net-cash flows of the underlying products.

         The Company expended $50.6 million in 1997, $30.4 million in 1996, and $23.6 million in 1995 for research and development associated with proprietary software; of which $30.7 million in 1997, $26.0 million in 1996, and $19.4 million in 1995 was expensed in the accompanying financial statements.

         The Company capitalizes costs incurred for the development or purchase of internal use software at the time when the evaluation and selection of performance requirements are completed and management authorizes funding of the project. Once the product is substantially complete, capitalized costs are amortized on a straight-line basis over the estimated useful life of the software.

         Purchased software licenses are to be accounted for as set forth in
Note 1.C.

C.       Fixed Assets, Purchased Computer Software Licenses and Intangibles

         Fixed assets and purchased computer software licenses are recorded at cost. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized ratably over the lesser of the applicable lease term or the useful life of the improvement. For financial statement purposes, depreciation is computed using the straight-line method. Purchased software licenses are amortized over two to five years using the straight-line method. Intangibles are generally amortized over 5 to 15 years.

D.       Income Taxes

         Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates for the year in which the differences are expected to reverse.

         Deferred income taxes are provided for timing differences in recognizing certain income, expense, and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the methods of accounting for revenue, capitalized software development costs, restricted stock, and the timing of deductibility of certain reserves and accruals for income tax purposes. A valuation allowance is recorded if it is "more likely than not" that some portion or all of a deferred tax asset will not be realized.

E.       Earnings Per Share

         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share". The Company adopted SFAS No. 128 in the year ended December 31, 1997 as required and restated earnings per share ("EPS") data for all prior periods to conform with SFAS No. 128.

         SFAS No. 128 replaces the presentation of Primary EPS with a presentation of Basic EPS. SFAS No. 128 also requires dual presentation of basic and diluted EPS on the face of the statement of operations and requires a reconciliation of the numerator and denominator used in the basic and fully diluted EPS computations. Basic EPS excludes dilution and is computed by dividing net income by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

F.       Cash and Cash Equivalents

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

G.       Currency Translation

         For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, the Company translates income statement amounts at the average monthly exchange rates throughout the year. The Company translates assets and liabilities at exchange rates prevailing as of the Balance Sheet date. The resulting translation adjustments are shown as a separate component of Stockholders' Equity.

H.       Principles of Consolidation

         The consolidated financial statements include the accounts of American Management Systems, Incorporated and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

I.       Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Future actual results could be different due to these estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include: management's forecasts of contract costs and progress towards completion which are used to determine revenue recognition under the percentage-of-completion method, management's estimates of allowances for doubtful accounts, tax valuation allowances, and management's estimates of the net realizable value of purchased and developed computer software and intangible assets.

J.       Foreign Currency Hedging

         The Company enters into foreign exchange contracts as a hedge of intercompany balance sheet transactions. Market value gains and losses are recognized, and the resulting credit or debit offset foreign exchange gains or losses on those transactions. For 1997, the Company entered into two such short-term contracts with de minimis value.

K.       Reclassification

         Certain prior year information has been reclassified to conform with current year presentations.

L        New Accounting Pronouncements

         In June 1997, the FASB issued SFAS No. 130 entitled "Reporting Comprehensive Income", which became effective January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. All items that are required to be recognized under accounting standards as components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company's principal components of comprehensive income are net income and foreign currency translation adjustments. Given the uncertainty with foreign exchange rates, the Company can not estimate the impact of this pronouncement. This standard will become effective for the Company's 1998 quarterly reporting beginning in the first quarter of 1998.

         In June 1997, the FASB also issued SFAS No. 131 entitled "Disclosures about Segments of an Enterprise and Related Information" which will become effective for the Company's 1998 calendar year financial statements and will apply to quarterly reporting beginning in the first quarter of 1999. This Statement may change the way public companies, having segments, report information about their business in annual financial statements and may require them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company is currently evaluating the standard to determine the impact on its reporting and disclosure requirements.

         In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 97-2, "Software Revenue Recognition" (SoP 97-2), which provides guidance in recognizing revenue on contracts with multiple elements including software licenses and services, and superseded the previous authoritative literature (SoP 91-1). The SoP is effective for the Company for transactions entered into after December 31, 1997. In February 1998, the AICPA proposed deferring, for one year, the implementation date for certain provisions of SoP 97-2. The Company does not currently believe that the application of SoP 97-2 will have a material impact on its historical practice with respect to the timing of revenue recognition in its consolidated financial statements, subject to the proposed one year deferral of certain provisions. The Company has not determined the effect of implementing SoP 97-2 if the provisions are not deferred when the one year proposed deferral expires.

         In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SoP 98-1). The SoP is effective for the Company's 1999 fiscal year and requires capitalization of costs related to developing or obtaining internal-use software. Adoption of the SoP is not expected to materially affect results of operations, as the Company is currently accounting for internal-use software generally in accordance with the provisions of this SoP.


NOTE 2 -- SIGNIFICANT CUSTOMERS

         Total revenues from the U.S. Government, comprising 93 clients in 1997, 90 clients in 1996, and 72 clients in 1995, were approximately $171.5 million in 1997, $113.0 million in 1996, and $97.1 million in 1995. No other customer accounted for 10% or more of total revenues in 1997, 1996, or 1995.

NOTE 3 -- ACCOUNTS AND NOTES RECEIVABLE

December 31 (In millions)                                                        1997           1996
----------------------------------------------------------------------------------------------------
Trade Accounts Receivable
    Amounts Billed                                                             $193.1         $205.7
    Amounts Not Billed                                                           45.3           48.2
    Contract Retention                                                            5.4           11.7
                                                                               ------         ------
    Total                                                                       243.8          265.6

Other Receivables                                                                 2.1            1.0
Allowance for Doubtful Accounts                                                  (5.0)         (18.9)
                                                                               ------         ------
    Total                                                                      $240.9         $247.7
                                                                               ======         ======


         The Company enters into large, long-term contracts and, as a result, periodically maintains individually significant receivable balances with certain major clients. At December 31, 1997, the eight largest individual receivable balances totaled approximately $72 million. No other receivable exceeded $5 million. The Company expects to receive all funds due from these clients.

         Management believes that credit risk, with respect to the Company's receivables, is low due to the credit worthiness of its clients and the diversification of its client base across different industries and geographies. In addition, the Company is further diversified in that it enters into a range of different types of contracts, such as fixed price, cost plus, time and material, and benefits funded contracts. The Company may also, from time to time, work as a subcontractor on particular contracts. The Company performs ongoing evaluations of contract performance as well as an evaluation of the client's financial condition.


NOTE 4 -- NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

         On December 24, 1996, the Company entered into a syndicated $100 million Multi-Currency Revolving Credit ($80 million) and Term Loan ($20 million) Agreement with Wachovia Bank, NationsBank and Commerzbank. This Agreement replaced the two revolving credit agreements (the NationsBank Agreement and the Wachovia Agreement), totaling $70 million that the Company had immediately preceding the execution of the new credit facility, although outstanding borrowings under the NationsBank Agreement continued in force until they matured in January 1997. On January 6, 1997, a Term Loan of $20 million was funded. The Term Loan bears an interest rate of 6.94%, with monthly interest payments on the unpaid principal balance and quarterly principal payments commencing in April 1999.

         The Agreement described above contains certain covenants with which the Company must comply. These include (i) maintaining a total debt to total capitalization ratio of not greater than 0.5 to 1.0, (ii) maintaining a fixed charge cover ratio of not less than 2.5 to 1.0, (iii) restrictions on using net worth to acquire other companies or transferring assets to a subsidiary, and
(iv) restrictions on declaring or paying cash dividends. At December 31, 1997, the Company was in compliance with all covenants under the Agreement.

         Effective January 9, 1998, the Company entered into a syndicated five-year $120 million Multi-Currency Revolving Credit with NationsBank and Wachovia Bank (the "1998 Agreement") as agents. This agreement replaces the $100 million Multi-Currency Revolving Credit Agreement with Wachovia Bank, NationsBank and Commerzbank; the Term Loan, which remains outstanding, is now governed by the 1998 Agreement.

         The aggregate weighted average borrowings under all revolving credit agreements was approximately $41.3 million in 1997, and $29.2 million in 1996, at daily weighted average interest rates of approximately 6.6% in 1997 and 5.2% in 1996. The maximum borrowed under all agreements was $63.1 million in 1997 and $49.2 million in 1996. At December 31, 1997, the Company had $1.8 million outstanding under its revolving credit facility, and $33.6 million in term loans.

         The Company and most of its existing subsidiaries can borrow funds under the 1998 Agreement in any of the approved currencies subject to certain minimum amounts per borrowing. Interest on such borrowings will generally range from LIBOR plus 12.5 basis points to LIBOR plus 45 basis points depending on the ratio of total debt to earnings before interest, taxes, depreciation, and amortization. The Company must also pay a facility fee ranging from 12.5 basis points to 20 basis points of the total facility, based on the same performance measure. Based on such measures at December 31, 1997, interest payments during 1998 will be based on LIBOR plus 22.5 basis points and the facility fee will be 12.5 basis points.

         The 1998 Agreement, and the term loan, contains certain covenants with which the Company must comply. These include: (i) maintain at the end of each fiscal quarter for the four fiscal quarters ending on such date a fixed charge coverage ratio of not less than 2.25 to 1.0, as of December 31, 1997 and March 31, 1998, increasing to 2.5 to 1.0 for the quarter ending June 30, 1998 and thereafter, (ii) maintain total debt to EBITDA ratio of no more than 3.0 to 1.0, (iii) restrictions on using net worth to acquire other companies or transferring assets to a subsidiary, and (iv) restrictions on declaring or paying cash dividends in any one fiscal year in excess of twenty-five percent of its net income for such year.

         The following schedule summarizes the total outstanding notes and capitalized lease obligations. Differences between the face value and the fair value are considered immaterial.

December 31 (In millions)                                                          1997          1996
--------------------------------------------------------------------------------------------------------
Revolving Line-of-Credit                                                           $ 1.8         $46.8

Unsecured Notes With Interest at 5.25% - 6.94%
  Principal and Interest Payable Monthly Through
  January 2004                                                                      33.6          20.4

                                                                                   -----         -----
Total Notes Payable and Capitalized Lease Obligations                              $35.4         $67.2
                                                                                   =====         =====


Principal amounts are repayable as shown below:
    1998                                                                           $ 7.5
    1999                                                                             5.3
    2000                                                                             5.2
    2001                                                                             5.1
    2002 and Beyond                                                                 12.3
                                                                                   -----
                                                                                    35.4
    Less Current Portion                                                             7.5
                                                                                   -----
    Long-Term Portion                                                              $27.9
                                                                                   =====

         Interest paid by the Company totaled $5.8 million in 1997, $3.2 million in 1996, and $2.3 million in 1995.

NOTE 5 -- EQUITY SECURITIES

         At December 31, 1997, the Company had a stock option plan, 1992 Amended and Restated Stock Option Plan E, as amended (the "1992 Plan E"), under which the Company was authorized to issue up to 3,375,000 shares of common stock as incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). The 1992 Plan E, which was approved by the shareholders in May 1992, replaced Stock Option Plan E ("Plan E"). On May 10, 1996, the shareholders approved a new stock option plan for the Company, Stock Option Plan F ("Plan F") under which an additional 3,800,000 shares of common stock may be issued as ISOs or NSOs. On February 21, 1997, the Board of Directors then adopted certain amendments to Plan F resulting in 1996 Amended Stock Option Plan F ("Amended Plan F") which was approved by the shareholders at the May 9, 1997 annual meeting.

         Under all plans, the exercise price of an ISO granted is not less than the fair market value of the common stock on the date of grant and for NSOs, the exercise price is either the fair market value of the common stock on the date of the grant or, when granted in connection with one-year performance periods under the Company's incentive compensation program, the exercise price may be determined by a formula selected by the Board or appropriate Board committee that is based on the fair market value of the common stock as of a date, or for a period, that is within three months of the date of grant. In cases where the average market value exceeds the exercise price on the date of grant, the differential is recorded as compensation expense. Under all plans, options expire up to eight years from the date of grant. Options granted are exercisable immediately, in monthly installments, or at a future date, as determined by the appropriate Board committee or as otherwise specified in the plan.

         At December 31, 1997, there were 152,633 shares available for the grant of future options under 1992 Plan E and 2,849,806 shares available under Amended Plan F. No options remain available for grant under any previous stock
option plan.   At its February 1998 meeting, the Board terminated 1992 Plan E.
No grants had been made under this plan since 1996. The following table summarizes information with respect to stock options outstanding at December 31, 1997.

                                                                                    Options Exercisable
                                 Total Options Outstanding at 12/31/97                 at 12/31/97
                            ----------------------------------------------- -----------------------------------
                                             Weighted
                                              Average
                                             Remaining         Weighted                            Weighted
                                            Contractual         Average                             Average
       Range of                 Number          Life            Exercise           Number           Exercise
  Exercise Prices              of Shares      (Years)            Price           of Shares           Price
---------------------------------------------------------------------------------------------------------------
$  3.59   - $  8.44              650,075        1.65            $ 7.51             550,265         $ 7.44
   8.61   -   10.11              645,196        0.41              8.94             616,035           8.94
  10.17   -   13.62              655,277        2.85             12.28             536,594          12.55
  13.83   -   17.50              733,971        4.44             16.89             546,303          17.22
  18.25   -   24.00              664,176        3.57             22.36             531,518          22.75
  24.62   -   35.62              430,607        5.67             27.70             178,950          28.62
                             -----------                                       -----------
                               3,779,302        2.98            $15.31           2,959,665         $14.52


         The Company has chosen to continue to account for stock-based compensation using the method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1996, the Company adopted, for disclosure purposes only, Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123).

         If the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro-forma net income and earnings per share for fiscal year 1997 and 1996 would have been decreased to the pro-forma amounts indicated below:


December 31 (in millions, except per share data):                                  1997             1996
------------------------------------------------------------------------------------------------------------
Reported Net Income                                                                $31.2            $15.5
                                                                                   =====            =====
Pro-Forma Net Income                                                               $26.8            $13.1
                                                                                   =====            =====
Reported Basic Net Income per Share                                                $0.75            $0.38
                                                                                   =====            =====
Pro-Forma Basic Net Income per Share                                               $0.65            $0.32
                                                                                   =====            =====
Reported Diluted Net Income per Share                                              $0.74            $0.37
                                                                                   =====            =====
Pro-Forma Diluted Net Income per Share                                             $0.64            $0.31
                                                                                   =====            =====


         The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro-forma compensation cost may not be representative of that to be expected in future years.

         The Company has eight-year and five-year options. For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Under the Black-Scholes model, the total value of the eight-year options granted in 1997 and 1996 was $2.2 million and $1.8 million, respectively, which would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year period. The weighted-average fair value of the eight-year stock options granted in 1997 and 1996 was $10.56 and $12.36, respectively. The total value of the five-year stock options granted in 1997 and 1996 was $5.5 million and $5.0 million, respectively, which would be amortized ratably on a pro-forma basis over a five-year period (which varies between four months and five years). The weighted-average fair value of the five-year stock options granted in 1997 and 1996 was $7.28 and $8.06, respectively.

         Additionally, the following weighted-average assumptions were used for both the eight-year and five-year stock options granted in 1997 and 1996, respectively.


                                                               Eight Year                      Five Year
                                                         ---------------------           --------------------
December 31                                               1997           1996             1997          1996
----------------------------------------------------------------------------------------------------------------
Expected Volatility                                     39.96%         38.01%           39.65%        36.35%

Risk-Free Interest Rate                                  5.60%          6.48%            6.29%         5.58%

Expected Life                                            5 yrs          5 yrs            4 yrs         4 yrs

Expected Dividend Yield                                     0%             0%               0%            0%


         Additional information with respect to stock options awarded pursuant to such plans is summarized in the following schedule.

                                                                       Number of               Weighted
                                                                        Option                  Average
                                                                        Shares              Exercise Price
-------------------------------------------------------------------------------------------------------------
Balance At December 31, 1994:                                          3,242,551                  $ 7.51
    Options Granted                                                      737,752                   13.53
    Options Canceled                                                       9,486                    8.36
    Options Exercised                                                    566,235                    5.86
    Balance Outstanding at December 31, 1995                           3,404,582                    9.09

For the Year Ended December 31, 1996:
    Options Granted                                                      769,451                   23.84
    Options Canceled                                                      26,495                   16.67
    Options Exercised                                                    730,782                    7.16
    Balance Outstanding at December 31, 1996                           3,416,756                   12.76

For the Year Ended December 31, 1997:
    Options Granted                                                      964,335                   20.77
    Options Canceled                                                      85,405                   19.60
    Options Exercised                                                    516,384                    7.94
    Balance Outstanding at December 31, 1997                           3,779,302                   15.31


         At its February 1995 meeting, the Board authorized the Company to expend up to $10 million to repurchase additional shares of its common stock, from time to time, for its stock-based benefit plans or for other corporate purposes. The Company repurchased 3,358, 24,600, and 60,000 shares of its common stock during 1997, 1996, and 1995, respectively, totaling $1.4 million.


NOTE 6 - EARNINGS PER SHARE RECONCILIATION

Year Ended December 31 (In millions except per share data)                      1997          1996       1995
--------------------------------------------------------------------------------------------------------------
 Basic Earnings per Share Computation
 ------------------------------------
   Net Income (Numerator)                                                      $ 31.2         $15.5      $29.2
                                                                               ------        ------     ------
   Weighted Average Shares (Denominator)                                         41.4          40.7       39.7
                                                                               ------        ------     ------
   Basic Net Income per Share                                                  $ 0.75        $ 0.38     $ 0.73
                                                                               ======        ======     ======
Diluted Earnings per Share Computation
--------------------------------------
   Net Income (Numerator)                                                      $ 31.2         $15.5      $29.2
                                                                               ------        ------     ------
   Weighted Average Shares and Equivalents:
      Weighted Average Shares                                                    41.4          40.7       39.7
      Shares Issuable Upon Exercise of Stock Options                              2.9           3.5        3.5
      Less Shares Assumed to be Repurchased at Fair Market Value                 (2.0)         (2.3)      (2.5)
                                                                               ------        ------     ------
      Total Weighted Average Shares and Equivalents (Denominator)                42.3          41.9       40.7
                                                                               ------        ------     ------
   Diluted Net Income per Share                                                $ 0.74        $ 0.37     $ 0.72
                                                                               ======        ======     ======



NOTE 7 -- INCOME TAXES

Year Ended December 31 (In millions)                                          1997         1996        1995
--------------------------------------------------------------------------------------------------------------
Income before income taxes for the year ended
  December 31 was derived in the following jurisdictions:
   U.S.                                                                      $  25.7      $   8.7     $  42.6
   Non-U.S.                                                                     25.7         17.5         7.2
                                                                             -------      -------     -------
                                                                             $  51.4      $  26.2     $  49.8
                                                                             =======      =======     =======

The provision for income taxes is comprised of the following:
   Current:
      U.S.                                                                   $   3.3      $  10.4     $   9.4
      State                                                                      0.3          1.4         1.8
      Non-U.S.                                                                  13.3          8.7         3.4
   Deferred:
      U.S.                                                                       3.2         (4.3)        5.4
      State                                                                      0.6         (0.5)        0.6
      Non-U.S.                                                                  (0.5)        (5.0)        -
                                                                             -------      -------     -------
Total Provision                                                              $  20.2      $  10.7     $  20.6
                                                                             =======      =======     =======
The differences between the U.S. federal statutory income tax as measured based on pre-tax income and the Company's
   effective rate are:
      U.S. federal statutory income tax rate                                    35.0%        35.0%       35.0%
      State income taxes, net of federal benefit                                 1.6%         1.9%        3.8%
      Change in valuation allowance                                              0.2%        (9.1%)       2.5%
      Research tax credits                                                      (3.6%)       (3.0%)      (0.9%)
      Meals and entertainment                                                    3.7%         5.7%        2.2%
      Goodwill and Other Non-deductibles                                         0.4%         1.6%        -
      Benefit of Subsidiary Conversion                                          (1.7%)        -           -
      Impact of Non-US jurisdictions                                             6.0%         4.3%       (1.0%)
      Other                                                                     (2.3)%        4.4%       (0.2%)
                                                                             -------      -------     -------
E ffective Rate                                                                 39.3%        40.8%       41.4%
                                                                             =======      =======     =======



Year Ended December 31 (In millions)                                    1997           1996           1995
-------------------------------------------------------------------------------------------------------------
The tax effect of temporary differences that give rise to
   significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:
      Deferred Tax Assets:
           Deferred Revenue                                          $    1.5       $    2.4       $    2.9
           Restricted Stock                                               3.6            3.2            3.0
           Accrued Leave Costs                                            3.4            2.9            2.2
           Allowance for Doubtful Accounts                                4.2           13.9            2.2
           Loss and Credit Carryforwards                                  9.0            5.4            2.8
           Other                                                          5.0           (1.9)           2.0
                                                                      -------        -------        -------
      Subtotal                                                           26.7           25.9           15.1
      Valuation Allowance                                                (0.5)          (0.4)          (2.8)
                                                                      -------        -------        -------
      Total Deferred Tax Assets                                       $  26.2        $  25.5        $  12.3
                                                                      -------        -------        -------


      Deferred Tax Liabilities:
           Unbilled Receivables                                       $ (20.4)       $ (26.9)       $ (20.4)
           Capitalized Software                                         (21.0)         (12.6)         (10.0)
           Other                                                         (3.1)          (0.9)          (6.6)
                                                                      -------        -------        -------
      Total Deferred Tax Liabilities                                    (44.5)         (40.4)         (37.0)
                                                                      -------        -------        -------
      Net Deferred Tax Liabilities                                    $ (18.3)       $ (14.9)       $ (24.7)
                                                                      =======        =======        =======



      The net changes in total valuation allowance for the years ending December 31, 1997 and 1996 were an increase of $0.1 million and a decrease of $2.4 million, respectively. Certain of the Company's foreign subsidiaries have net operating losses, the majority of such losses carry forward over an indefinite period.

      The Company has not provided U.S. federal income and foreign withholding taxes on $26.6 million of non-U.S. subsidiaries' undistributed earnings as of December 31, 1997, because such earnings are intended to be reinvested indefinitely or have already been taxed at rates in excess of the U.S. federal rate. If these earnings were distributed, foreign tax credits would become available under current law to reduce or eliminate the resulting U.S. Income tax liability. Where excess cash has accumulated in the Company's non-US subsidiaries and it is advantageous for tax or foreign exchange reasons, subsidiary earnings are remitted.

      The Company paid income taxes of approximately $14.9 million, $14.3 million, and $16.4 million, in 1997, 1996, and 1995, respectively.


NOTE 8 -- DEFERRED COMPENSATION PLAN

         The Company has deferred compensation plans which were implemented in late 1996, and permit eligible employees and directors to defer a specified portion of their compensation. The deferred compensation earns a specified rate of return. As of year end 1997 and 1996 the Company had accrued $10.4 million and $2.1 million, respectively, for its obligations under these plans. The Company expensed $0.6 million in 1997, related to the earnings by the deferred compensation plan participants.

         To fund these plans, the Company purchases corporate-owned life insurance contracts. Proceeds from the insurance policies are payable to the Company upon the death of the insured. The cash surrender value of these policies, included in "Other Assets", was $9.6 million at December 31, 1997. There were no outstanding loans at December 31, 1997 on these policies.


NOTE 9 -- EMPLOYEE PENSION PLAN

         The Company has a simplified employee pension plan, which became effective January 1, 1980. Contributions are based on the application of a percentage specified by the Company to the qualified gross wages of eligible employees. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. Total expense of the plan was $9.8 million in 1997, $8.3 million in 1996, and $6.3 million in 1995.


NOTE 10 -- COMMITMENTS AND CONTINGENCIES

         The Company occupies production facilities and office space (real property) and uses various pieces of equipment under operating lease agreements, expiring at various dates through the year 2014.

         The commitments under these agreements, as of December 31, 1997, are summarized in the table below. Payments under the real property leases are generally subject to escalation based upon increases in the Consumer Price Index, operating expenses, and property taxes.

                     Gross Rentals and Maintenance Payments

(In millions)                                    Real Property          Equipment                  Total
----------------------------------------------------------------------------------------------------------
1998                                                 $ 33.7                 $10.3                  $ 44.0
1999                                                   35.3                   6.6                    41.9
2000                                                   32.3                   1.9                    34.2
2001                                                   29.7                   0.2                    29.9
2002                                                   26.8                   -                      26.8
2003 through 2014                                     151.9                   -                     151.9
                                                     ------                 -----                  ------

Total                                                $309.7                 $19.0                  $328.7
                                                     ======                 =====                  ======

         Operating lease expense for 1997, 1996, and 1995 was approximately $46.5 million, $34.1 million, and $27.9 million, respectively.

         The Company has an extended leave program for titled employees that provides for compensated leave of eight weeks after seven years of service. The leave is not vested and can be taken only at the discretion of management. Because of the extended period over which the leave accumulates and the highly discretionary nature of the program, the amount of extended leave accumulated at any period end which will ultimately be taken is indeterminable. Consequently, the Company expenses such leave as it is taken.

         The Company has entered into a bank guarantee due upon request for performance under one of its contracts. At December 31, 1997 the Company had $6.3 million outstanding under such bank guarantee.

         AMS performs, at any point in time, under a variety of contracts for many different clients. Situations can occasionally arise where factors may result in the renegotiation of existing contracts. Additionally, certain contracts may provide the client the right to suspend or terminate the contracts. To the extent any contracts may provide the client with such rights, the contracts generally provide for AMS to be compensated for work performed to date and may include provisions for payment of certain termination costs. However, business and other considerations may at times influence the ultimate outcome of contract renegotiations, suspension and/or cancellation.
As of December 31, 1997, management is not aware of any major contract where there was a risk of suspension, termination or significant renegotiation which would materially impact the Company's financial position or results of operations other than those already provided for in the financial statements of the Company.


NOTE 11 -- RELATED PARTY TRANSACTIONS

         The Company incurred legal fees and reimbursable expenses payable to Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, totaling approximately $4.0 million, $2.7 million, and $2.5 million, in 1997, 1996, and 1995, respectively. A member of the firm of Shaw, Pittman, Potts & Trowbridge is the spouse of an executive officer of the Company who resigned in November 1997.


NOTE 12 -- BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

         AMS operates in one industry segment -- providing computer and information technology products and services to large clients in targeted vertical markets. However, AMS markets its services and products worldwide and its operations can be grouped into two main geographic areas according to the location of each AMS company. The two groupings consist of United States locations and non-US locations (primarily in Australia, Belgium, Canada, England, France, Germany, Mexico, Poland, Portugal, Spain, Sweden, Switzerland, and The Netherlands). Pertinent financial data, by geographic area, is summarized below.

Year Ended December 31 (In millions)                            1997              1996              1995
----------------------------------------------------------------------------------------------------------
Revenues
    U.S. Companies                                             $682.2            $645.2            $557.2
    Non-US Companies                                            190.1             167.0              75.2
                                                               ------            ------            ------
    Consolidated Total                                          872.3             812.2             632.4
                                                               ======            ======            ======
Income From Operations
    U.S. Companies                                               26.8               8.0              44.4
    Non-US Companies                                             27.5              19.6               6.3
                                                               ------            ------            ------
    Consolidated Total                                           54.3              27.6              50.7
                                                               ======            ======            ======
Identifiable Assets
    U.S. Companies                                              389.7             355.0             290.0
    Non-US Companies                                             31.7              69.2              47.5
                                                               ------            ------            ------
    Consolidated Total                                         $421.4            $424.2            $337.5
                                                               ======            ======            ======


         Revenues from AMS's U.S. Companies include export sales to non-US clients of $58.5 million in 1997, $111.3 million in 1996, and $103.0 million in 1995. As a result, the Company's total non-US client revenues were as follows:


Year Ended December 31 (In millions)                              1997             1996              1995
-----------------------------------------------------------------------------------------------------------
    Exports By U.S. Companies                                    $ 58.5           $111.3            $103.0
    Non-US Companies                                              190.1            167.0              75.2
                                                                 ------           ------            ------

    Total Non-US Client Revenues                                 $248.6           $278.3            $178.2
                                                                 ======           ======            ======

         Percent of Total Revenues                                 28.5%            34.3%             28.2%
                                                                 ======           ======            ======



REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of American Management Systems, Incorporated

         In our opinion, the accompanying consolidated financial statements appearing on pages 3 to 21 of the 1997 Financial Report present fairly, in all material respects, the financial position of American Management Systems, Incorporated and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP

Washington, D.C.
February 18, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenues of major items in the Consolidated Statements of Operations and the percentage change in such items from period to period (see "Financial Statements and Notes"). The effect of inflation and price changes on the Company's revenues, income from operations, and expenses, is generally comparable to the general rate of inflation in the U.S. economy.

                                                                                              Period-to-Period
                                                      Percentage of Total Revenues                 Change
                                                      ----------------------------            ----------------
                                                                                               1997      1996
                                                                                                vs.       vs.
                                                       1997        1996        1995            1996      1995
--------------------------------------------------------------------------------------------------------------
Revenues                                              100.0%      100.0%      100.0%            7.4      28.4%

Expenses
    Client Project Expenses                            57.6        64.8        55.1            (4.5)     50.9
    Other Operating Expenses                           30.5        25.9        30.4            26.5       9.4
    Corporate Expenses                                  5.7         5.9         6.5             2.5      18.4
                                                    -------     -------     -------
                                                       93.8        96.6        92.0             4.3      34.9

Income from Operations                                  6.2         3.4         8.0            96.7     (45.6)
Other (Income) Expense                                  0.3         0.2         0.1           107.1      55.6
                                                    -------     -------     -------
Income Before Income Taxes                              5.9         3.2         7.9            96.2     (47.4)
Income Taxes                                            2.3         1.3         3.3            88.8     (48.1)
                                                    -------     -------     -------
Net Income                                              3.6         1.9         4.6           101.3     (46.9)
Weighted Average Shares                                                                         1.7       2.5
Basic Net Income per Share                                                                     97.4     (47.9)
Weighted Average Shares and Equivalents                                                         1.0       2.9
Diluted Net Income per Share                                                                  100.0     (48.6)

         This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain forward-looking statements. In addition, the Company or its representatives from time to time may make, or may have made, certain forward-looking statements, orally or in writing, including, without limitation, any such statements made in this MD&A, press releases, or any such statements made, or to be made, in the MD&A contained in other filings with the Securities and Exchange Commission. The Company wishes to ensure that such forward-looking statements are accompanied by meaningful cautionary statements so as to ensure, to the fullest extent possible, the protections of the safe harbor established by the Private Securities Litigation Reform Act of 1995. Accordingly, such forward-looking statements made by, or on behalf of, the Company are qualified in their entirety by reference to, and are accompanied by, the discussion herein of important factors that could cause the Company's actual results to differ materially from those projected in such forward-looking documents.

         REVENUES

         Revenues increased 7% and 28% during 1997 and 1996 compared to the preceding year. Approximately 85-90% of each year's revenues come from clients for whom the Company performed services in prior years. Looking ahead to 1998, the Company expects continued growth, at higher rates of increase than were experienced in 1997.

         Business with non-US clients decreased 11% during 1997 to $249 million while it increased 56% in 1996 to $278 million. Business with non-US clients represents 28% and 34% of the Company's total revenues for 1997 and 1996, respectively. This was the first year (1997) since the Company began its international expansion in 1989 in which non-US revenues have declined on a comparative basis. These decreases were primarily due to two factors. The first factor is the termination of work with the non-US telecommunications client, Telecom Securicor Cellular Radio Limited ("Cellnet"), that had been the subject of prior statements by the Company dating back to the fourth quarter of 1996. The Company announced the termination of the Cellnet contract in a press release dated August 13, 1997. The second factor is the unexpected cancellation at the end of August 1997 by Swiss Telecom of the second phase of the Customer Care and Billing Systems project, after the successful completion of phase one of such project. The Company announced the cancellation of the Swiss Telecom contract in a press release dated September 4, 1997. If revenues from both such contracts were excluded from total revenues for 1997 and 1996, all other business with non-US clients increased 6% and 29%, during the twelve months of 1997 and 1996, respectively. For the year 1998, the Company expects non-US business, and European business in particular, to show little or no growth over 1997, owing principally to the impacts of the two clients discussed above.


         In the Telecommunications Firms market, a market which is characterized by large projects with relatively few clients, revenues decreased 16% compared to 1996 while there was an increase of 38% comparing 1996 to 1995. Non-US revenues decreased 20% and increased 65%, again compared to the 1996 and 1995 periods. These decreases are predominantly attributable to the termination of work on the Cellnet and Swiss Telecom contracts mentioned above, especially Cellnet. Excluding revenues from these two contracts, non-US revenues in this market from other contracts remained flat in 1997 and increased 30% in 1996. Revenues from all other telecommunications clients (both US and non-US, but excluding these two contracts) were approximately the same in 1997 when compared to 1996, and such revenues increased 17% between 1996 and 1995.

         For the year 1998, the Company expects revenues in this market to be approximately equal to Telecommunications Firms revenues for 1997. The lack of growth reflects several factors: the need to replace revenues from the Cellnet and Swiss Telecom contracts, Company initiated slowdown in business development in the fall of 1996 which market pipeline is just now increasing, reorganization of management and market orientation in this market, and the need to upgrade
software.   The Company has begun development of its generation of customer care and billing software, known as "Tapestry", well underway through a significant contract with a European client. As that client is sharing part of the cost of the development, collections from that contract will not contribute to revenue growth in this market in 1998, but instead reduce capitalized software costs. A majority of the development effort is being capitalized. There remain risks in this market. Competition for experienced staff is especially intense in the telecommunications field, and staffing remains one of the Company's critical challenges for the Telecommunication Firms market. Additionally, the Company has entered various emerging markets. Contracts in emerging markets can pose higher delivery risks, however, than the Western European and U.S. markets in which the Company previously concentrated.

         In the Financial Services Institutions target market, 1997 revenues increased 17% over 1996, owing principally to build-ups in business with clients who started large projects in the second half of 1996 and several new projects in 1997. Revenues for this market, although strong generally, were somewhat lower than expectations due to differences with a European client on the scope of one project that led ultimately in the fourth quarter to termination of that contract. Business with non-US clients, primarily European, account for approximately 32% of the revenues in this market ($68 million). Comparing 1996 to 1995, business in this market had increased 23% owing to new business in late 1995. For 1998, the Company expects demand in the market to remain strong, but faces staffing constraints in this market as well. The Company anticipates revenue growth in this market to increase at rates somewhat above the Company's overall revenue growth.

         In the State and Local Governments and Education target market, revenues increased 22% in 1997 and 32% in 1996. The 1997 increase was fueled by several large contracts with state taxation departments looking to make substantial improvements in their ability to collect delinquent taxes and several new engagements for financial and revenue systems. On certain of the contracts with state taxation departments, the Company's fees are paid out of the benefits (increased collections) that the client achieves. On benefit-funded contracts (contracts whereby the amounts due the Company are earned based on actual benefits derived by the client), the Company defers recognition of revenues until that point at which management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward revenues are recognized on a percentage of completion basis. At the end of 1997, all such contracts had provided enough benefits to fund the work. In 1998, because the Company has begun several new large multi-year benefits-funded contracts, revenues from certain of those contracts are not likely to be recognized until later periods. The Company enjoys strong demand in this market. The Company has over $500 million in signed contracts in the State and Local Governments and Education market, to be performed over the next several years. Revenues in the State and Local Governments and Education market are expected to increase in 1998 at rates exceeding the increase in the Company's overall revenues.

         Revenues in the Federal Government Agencies target market increased 39% in 1997 and 22% in 1996. This increase was attributable to the award of a significant multi-year contract with the Department of Defense for its Standard Procurement System (SPS) which accounted for 40% of the 1997 growth in this market. In addition, there was increased business with existing clients and new business with both defense and civilian agencies. The Company expects revenues in this target market, for 1998, to increase at rates ahead of the overall growth rate of the Company, but not as high as the rates of increase in
this market when comparing 1997 to 1996.   These revenue increases will
continue to be driven primarily by the SPS contract.

         Revenues from Other Corporate Clients decreased 11% in 1997 and increased 4% during 1996. For 1998, revenues from this market, which represents business in smaller vertical markets, are expected to increase at rates below the Company's overall growth in revenues owing to the expected increased work with health care and electric and gas utilities clients, being at least partially offset by decreases in various other projects.

         EXPENSES

         Client project expenses and other operating expenses together increased 4% during 1997, which was slightly lower than the growth rate in revenues. Comparing 1996 to 1995, client project and other operating expenses increased 36%. Included in this increase for both 1997 and 1996 are the provisions and charges the Company recorded with respect to various client projects, totaling $7.2 million for 1997 and $31.1 million for 1996. The relevant clients included Cellnet, Swiss Telecom, a Financial Services Institutions client and in the fourth quarter of 1997 a receivable from a foreign government experiencing cash flow difficulties which had been owing for several years. In 1996, the Company recorded losses expected in 1997 related to the Cellnet project. These expenses were partially offset by significant reductions in performance-based incentive compensation accruals for the senior managers in the business units. Without these provisions and charges, client project and other operating expenses in 1996 would have increased by 31% over 1995, generally in line with the overall growth of the Company for 1996. Looking to 1998, the Company anticipates that growth in these expenses generally will be in line with the revenue growth.

         Corporate Expenses increased 2% and 18%, in 1997 and 1996, respectively. The 1997 and 1996 rates of increase were offset in part by sharply reduced performance-based incentive compensation accruals for the corporate officers and minimal profit-based compensation accruals under the Company's restricted stock program, both owing to the material impact of the Cellnet and Swiss Telecom contracts discussed earlier. In addition, the lower rate of growth in corporate expenses reflects the Company's focus on controlling expenses. For the year 1998, the Company expects these expenses to grow slightly above the Company's revenue growth.

         INCOME FROM OPERATIONS

         Income from operations increased 97% in 1997 and decreased 46% in 1996. These fluctuations were principally due to the charges associated with the non-US client projects discussed above. Absent these charges, income from operations would have increased 31% in 1996, comparable to the growth in revenues and in line with the Company's expectations. For 1997, as the Company was successful in controlling its overall growth rate, the Company's profit margins improved, but not at the level expected at the beginning of 1997, due primarily to the significant amount of management and staff resources that have been consumed in attempting to resolve the issues with the non-US client projects, delays in redeploying personnel from those projects, and attrition of
personnel in that market higher than the Company's historical norms.   For
1998, the Company will continue to manage growth and expects to improve on the profit margins.

         OTHER (INCOME) EXPENSE

         Interest expense increased 81% in 1997, compared to 1996, because of significant increases in short-term borrowing to finance accounts receivable, especially those of one of its foreign subsidiaries and the addition of the $20 million term loan signed in January 1997. It is expected that interest expense in 1998 will be significantly lower, compared to 1997, because of lower average outstanding borrowings. Other income increased 61% in 1997, compared to 1996, due primarily to additional income from landlord-initiated building moves, which the landlord payments exceeded the actual costs to move.

         INCOME TAXES

         The Company's effective tax rate for 1997 was 39.3% compared to 40.8% in 1996. During the fourth quarter of 1997, the Company determined that it would be able to take advantage of a recent change in U.S. tax law that allowed certain U.S. tax benefits to accrue in cases where a U.S. company has foreign subsidiaries with accumulated losses in excess of the equity invested. The Company took advantage of this new law and was able to lower its 1997 tax rate, which benefit will not be recurring. The 1995 effective tax rate was 41.4%. The Company expects that its effective tax rate in 1998 will be generally consistent with its historical rates.


FOREIGN CURRENCY EXCHANGE

         Approximately 28% of the Company's total revenues in 1997, 34% in 1996, and 28% in 1995, were derived from non-US clients. The Company's practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency exchange fluctuations. It is not possible to accomplish this in all cases, thus there is some risk that profits will be affected by foreign currency exchange fluctuations. However, the Company seeks to negotiate provisions in contracts with non-US clients that allow pricing adjustments related to currency fluctuations. In late 1997, the Company employed hedging of intercompany balance sheet transactions through derivative instruments (foreign currency swap contracts). For 1997, the Company entered into two such short-term contracts with de minimis value, which gave the Company access to additional sources of financing while limiting both the foreign exchange risk and exposure to floating interest rates.


LIQUIDITY AND CAPITAL RESOURCES

         The Company provides for its operating cash requirements primarily through funds generated from operations, and secondarily from bank borrowings, which provide for cash and currency management with respect to the short term impact of certain cyclical uses such as annual payments of incentive compensation as well as financing to some degree accounts receivable. At December 31, 1997, the Company's cash and cash equivalents totaled $49.6 million, down from $62.8 million at the end of 1996. Cash provided from operating activities for 1997 was $64.9 million. Cash provided from operating activities increased due to significant improvements in the rate of collection of the Company's accounts receivable. Contributing to these improvements was the collection of most of the outstanding accounts receivable related to subcontract work with a prime contractor in the child support enforcement business. At December 31, 1997 receivables outstanding from that prime contractor are less than 5% of the overall accounts receivable balance. See
Note 3 to the consolidated financial statements for further discussion on accounts receivable.

         The Company invested over $48.5 million in fixed assets and software purchases, and computer software development during 1997. Revolving line of credit borrowings during 1997 decreased by $45.0 million over year-end 1996, which borrowings consisted entirely of foreign currency borrowings by the Company's non-US subsidiaries, only $1.8 million of which remained outstanding at December 31, 1997. Additionally, the Company borrowed $20 million during the first quarter of 1997 under the term loan provisions of its $100 million syndicated debt facility then in effect. The aggregate weighted average short-term borrowings during 1997 was approximately $41.3 million, at an weighted average interest rate of 6.6%. During 1997, the Company made approximately $51.7 million in installment payments of principal on outstanding debt owed to banks; the Company also received proceeds of approximately $9.1 million during the period from the exercise of stock options and the tax benefits related thereto.

         At December 31, 1997, the Company's debt-equity ratio, as measured by total liabilities divided by stockholders' equity was 0.77, down from 1.09 at December 31, 1996.

         On December 24, 1996, the Company entered into a syndicated $100 million Multi-Currency Revolving Credit ($80 million) and Term Loan ($20 million) Agreement with Wachovia Bank, NationsBank and Commerzbank. This Agreement replaced the two revolving credit agreements (the NationsBank Agreement and the Wachovia Agreement), totaling $70 million that the Company had immediately preceding the execution of the new credit facility, although outstanding borrowings under the NationsBank Agreement continued in force until they matured in January 1997. On January 6, 1997, a Term Loan of $20 million was funded. The Term Loan bears an interest rate of 6.94%, with monthly interest payments on the unpaid principal balance and quarterly principal payments commencing in April 1999.

         Effective January 9, 1998, the Company entered into a syndicated five-year $120 million Multi-Currency Revolving Credit with NationsBank and Wachovia Bank (the "1998 Agreement") as agents. This agreement replaces the $100 million Multi-Currency Revolving Credit Agreement with Wachovia Bank, NationsBank and Commerzbank; the Term Loan, which remains outstanding, is now governed by the 1998 Agreement.

         The Company's material unused source of liquidity at the end of 1997 consisted of approximately $78.2 million under the revolving credit and term debt facility then in effect. The Company believes that its liquidity needs can be met from the various sources described above.

         Companies in the business of providing information technology services, software products or custom-developed software, such as the Company, face "Year 2000 compliance" issues in at least two critical areas: internal systems and client systems. "Year 2000 compliance" means the ability of software and other processing capabilities to interpret and manipulate correctly all data that includes the year 2000 or dates thereafter. Failure of software and related capabilities used by the Company or, under certain circumstances, furnished to clients, to be Year 2000 compliant could have a material adverse impact on the Company. Accordingly, the Company is focusing at the most senior levels on these issues, with the Audit Committee of the Board of Directors, in conjunction with the Company's Chief Technology Officer and others, monitoring the Company's analyses and status with respect to Year 2000 issues.

         Early in 1997, the Company completed surveys of all of its major internal systems for Year 2000 compliance. The Company began remediation efforts for some systems in 1997, with others scheduled for upgrade or replacement in 1998. Assessment of smaller software components and systems, and interfaces with vendors, is continuing into 1998. The Company is coordinating centrally all of its efforts to achieve Year 2000 compliance of its internal systems by 1999. Total costs of achieving Year 2000 compliance in its internal systems, which costs will be expensed as they are incurred, are estimated to be approximately $3.0 million for 1998 and $2.5 million for 1999; the Company expensed $1.1 million for Year 2000 costs in 1997.

         With respect to its clients, the Company does not presently anticipate material costs or risks allocable specifically to Year 2000 compliance issues, but is continuing to assess the scope and status of such risks. Client engagements for specific Year 2000 remediation work have not been a strategic marketing focus for remediation work alone. In many of the Company's current engagements, Year 2000 replacement work is implicit, as the Company's clients are replacing systems for various business reasons but in the process are gaining a new Year 2000 compliant system. The Company does not anticipate any special risks or costs attributable to Year 2000 compliance issues in performing such contracts. With respect to contractual obligations to active clients (clients for whom the Company is still obligated to furnish products or services, such as maintenance), the Company similarly does not anticipate in the aggregate material costs or risks associated with Year 2000 compliance.
Its contracts
with active clients generally are either for recent software that is Year 2000 compliant, or do not obligate the Company to furnish an updated release that is Year 2000 compliant. Early in 1997, the Company inventoried its active software products and status relative to Year 2000 compliance. It also has been communicating with active clients regarding Year 2000 compliance, and notifying them of the availability of updated Year 2000 compliant releases for certain older software known to the Company still to be used by that client. For example, AMS has made available to U.S. Federal Government clients since early 1997 an updated release of the Federal Financial System software that is Year 2000 compliant and many such clients are in the process of upgrading to that release. Given the special emphasis on Year 2000 compliance in the financial services sector, the Company's Finance Industry Group has notified both active and former clients of Year 2000 compliance releases of all current product offerings. The Company continues to assess the status of Year 2000 compliance of the Company-developed software in use by various clients.

                 ASSUMPTIONS UNDERLYING CERTAIN FORWARD-LOOKING
                                 STATEMENTS AND
                     FACTORS THAT MAY AFFECT FUTURE RESULTS


         In the next couple of years, the Company expects growth in revenues to be somewhat lower than the Company's historical long-term rates. The more controlled and lower growth in revenues should enable the Company to improve its profit margins. These margins were reduced during the last several years owing to cancellations of two major projects and, related thereto, attrition rates higher than historical rates for the Company, heavy investment in building up staff capacity and infrastructure, and the stress of absorbing many new professional staff.

         The Company faces continuing risks in the area of project delivery and staffing. AMS has established a reputation in the marketplace of being a firm which delivers on time and in accordance with specifications regardless of the complexity of the application and the technology. The Company's customers often have a great deal at stake in being able to meet market and regulatory demands, and demand very ambitious delivery schedules. In order to meet its contractual commitments, AMS must continue to recruit, train, and assimilate successfully large numbers of entry-level and experienced employees annually, as well as to provide sufficient senior managerial experience on engagements, especially on large, complex projects. Moreover, this staff must be re-deployed on projects throughout North America, Europe, and other locations. The Company must also manage and seek to reduce rates of attrition, which the Company expects will continue to be somewhat higher than its historical norms in view of increased competition for its talent, although not as high as in 1997 when affected by the cancellation of two major projects within one month.

         There is also the risk of successfully managing large projects and the risk of a material impact on results because of the unanticipated delay, suspension, renegotiation or cancellation of a large project. As was the case in the past two years, any such development in a project could result in a drop in revenues or profits, the need to relocate staff, a potential dispute with a client regarding money owed, and a diminution of AMS's reputation. These risks are magnified in the largest projects and markets simply because of their size. The Company's business is characterized by large contracts producing high percentages of the Company's revenues. For example, 35% of the Company's total revenues in 1997 were derived from business with fifteen clients. The cancellation of phase two of the large Swiss Telecom project in the third quarter of 1997 after the Company's successful completion of phase one of the project, and the Company's subsequent reduction of net income for 1997 and redeployment of personnel as a result of such unexpected cancellation, together with a cancellation of a contract in the Financial Services Institutions market following management and institutional changes at the client, are recent examples of the risks inherent in the Company's business and the Company's efforts to manage such risks. Events such as unanticipated declines in revenues or profits could in turn result in immediate fluctuations in the trading price and volume of the Company's stock.

         Finally, there is the risk of revenues not being realized when expected, such as in certain contracts in the State and Local Governments and Education Market. On certain contracts, the Company's fees are paid out of the benefits (increased collections) that the client achieves. The Company typically defers recognition of such revenues until management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward revenues are recognized on a percentage of completion basis.

         Certain other risks, including, but not limited to, the Company's increasing international scope of operations, are discussed elsewhere in this Form 10-K. The Company is also expanding in several emerging markets. Contracts being performed in such markets can have somewhat higher delivery risks. Because the Company operates in a rapidly changing and highly competitive market, additional risks not discussed in this Form 10-K may emerge from time to time. The Company cannot predict such risks or assess the impact, if any, such risks may have on its business. Consequently, the Company's various forward-looking statements, made, or to be made, should not be relied upon as a prediction of actual results.

 FIVE-YEAR FINANCIAL SUMMARY

Year Ended December 31
(In millions except share and per share data)             1997         1996          1995           1994             1993
---------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
---------------------------------------------------------------------------------------------------------------------------

    Revenues                                          $  872.3     $  812.2      $  632.4       $  459.9         $  364.0
    Client Project Expenses                             502 .3        525.9         348.6          246.9            189.3
    Other Operating Expenses                            266 .2        210.4         192.3          140.1            115.6
    Corporate Expenses                                    49.5         48.3          40.8           32.6             28.4
                                                      --------     --------      --------       --------         --------
    Total Operating Expense                             818 .0        784.6         581.7          419.6            333.3
                                                      --------     --------      --------       --------         --------
    Income From Operations                                54.3         27.6          50.7           40.3             30.7
    Other (Income) Expense                                2 .9          1.4           0.9            0.8            -
                                                      --------     --------      --------       --------         --------
    Income Before Income Taxes                            51.4         26.2          49.8           39.5             30.7
    Income Taxes                                          20.2         10.7          20.6           16.1             12.9
                                                      --------     --------      --------       --------         --------
    Net Income                                            31.2         15.5          29.2           23.4             17.8
    Dividends and Accretion on Series B
          Preferred Stock                                -            -              -               0.3              0.8
                                                      --------     --------      --------       --------         --------
    Net Income per Common Shareholders                $   31.2     $   15.5      $   29.2       $   23.1         $   17.0
                                                      ========     ========      ========       ========         ========

PER COMMON SHARE DATA
---------------------------------------------------------------------------------------------------------------------------

    Basic Net Income per Common Share                 $  0.75       $  0.38       $  0.73        $  0.61          $  0.47
    Weighted Average Shares                        41,361,967    40,656,760    39,736,747     38,126,715       35,844,296
    Diluted Net Income per Common Share               $  0.74       $  0.37       $  0.72        $  0.60          $  0.46
    Weighted Average Shares and Equivalents        42,304,018    41,925,353    40,707,633     38,731,422       36,663,440
    Common Shares Outstanding at Year End          41,544,299    40,939,209    40,040,454     39,294,780       36,258,602

FINANCIAL POSITION
---------------------------------------------------------------------------------------------------------------------------

    Total Assets                                       $421.4        $424.2        $337.5         $252.2           $185.0
    Fixed Assets, Net                                    45.2          48.0          37.1           28.7             21.3
    Working Capital                                     168.9         125.0         115.6           89.4             67.3
    Noncurrent Liabilities                               52.7          22.3          26.8           21.3             19.6
    Stockholders' Equity                                238.7         203.1         175.5          138.3             99.0

FIVE-YEAR REVENUES BY TARGET MARKET



Year Ended December 31 (In millions)                       1997          1996         1995          1994           1993
----------------------------------------------------------------------------------------------------------------------------
Revenues

    Telecommunication Firms                              $259.3        $310.1       $224.2        $128.6         $ 85.3
    Financial Services Institutions                       214.9         183.7        149.5         100.4           67.0
    State and Local Governments and Education             171.4         140.7        106.9          92.3           76.7
    Federal Government Agencies                           189.2         135.7        111.5         104.4          104.8
    Other Corporate Clients                                37.5          42.0         40.3          34.3           30.2
                                                         ------        ------       ------        ------         ------
Total Revenues                                           $872.3        $812.2       $632.4        $459.9         $364.0
                                                         ======        ======       ======        ======         ======

SELECTED QUARTERLY FINANCIAL DATA AND INFORMATION ON AMS STOCK (UNAUDITED)

         The following summary represents the results of operations for the two years in the period ended December 31, 1997.

                     (In millions except per share data)

                                                     1st          2nd            3rd            4th
                                                   Quarter       Quarter         Quarter       Quarter        Total
--------------------------------------------------------------------------------------------------------------------
1997:
--------------------------------------------------------------------------------------------------------------------

Revenues                                           $196.3        $220.9         $225.5         $229.6        $872.3
Income Before Income Taxes                            9.7          13.3            8.5           19.9          51.4
Net Income                                            5.7           7.9            4.5           13.1          31.2
Basic Earnings per Share                              0.14          0.19           0.11           0.31          0.75
Diluted Earnings per Share                            0.14          0.18           0.11           0.31          0.74

1996:
--------------------------------------------------------------------------------------------------------------------

Revenues                                           $181.4        $188.8         $217.5         $224.5        $812.2
Income Before Income Taxes                           11.3          14.3           18.5          (17.9)         26.2
Net Income (Loss)                                     6.6           8.3           10.7          (10.1)         15.5
Basic Net Income per Share                            0.16          0.21           0.26          (0.25)         0.38
Diluted Net Income per Share                          0.16          0.20           0.25          (0.24)         0.37


         The Company has never paid any cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future. Its policy is to invest retained earnings in the operation and expansion of its business. Future dividend policy with respect to its common stock will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements, and other then-existing conditions.

STOCK MARKET INFORMATION

         The common stock of American Management Systems, Inc., is traded in the NASDAQ over-the-counter market under the symbol AMSY. References to the stock prices are the high and low bid prices during the calendar quarters.

                                                           1997                                          1996
                                               -----------------------------               -------------------------------
                                                 High                Low                       High                 Low
---------------------------------------------------------------------------------------------------------------------------
1st Quarter                                     $25.750             $15.750                   $26.625              $18.250
2nd Quarter                                      26.750              19.000                    33.375               24.375
3rd Quarter                                      27.750              17.625                    31.125               21.625
4th Quarter                                      24.375              18.250                    37.125               20.375

         The approximate number of shareholders of record of the Company's common stock as of March 20, 1998 was 524.

OTHER INFORMATION


TRANSFER AGENT AND REGISTRAR

Chemical Mellon Shareholder Services, L.L.C.
Ridgefield Park, N.J.


INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
Washington, D.C.


COUNSEL

Shaw, Pittman, Potts & Trowbridge
Washington, D.C.


STOCKHOLDER AND 10-K INFORMATION

Financial inquiries should be directed to Frank A. Nicolai, Secretary of the Company, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033. Telephone (703) 267-8000. A complimentary copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon written request.


ANNUAL MEETING

The annual shareholders meeting has been scheduled for May 8, 1998 in Fairfax, Virginia, for stockholders of record on March 20, 1998.

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 8, 1998
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

       The undersigned hereby appoints Paul A. Brands, Patrick W. Gross, and Frank A. Nicolai, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of American Management Systems, Incorporated (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 8, 1998 at 10:00 A.M. local time, and at any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated April 10, 1998, a copy of which has been received by the undersigned, as follows on the reverse side.

      THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
               WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

1.   ELECTION OF DIRECTORS:   [ ]    GRANT AUTHORITY to vote for all nominees
                                     listed to the right (except as marked to the contrary).
                              [ ]    WITHHOLD AUTHORITY to vote for all
                                     nominees listed to the right.

                              Paul A. Brands, Philip M. Giuntini, Patrick W. Gross, Frank A. Nicolai, Daniel J. Altobello, James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, Alan G. Spoon.

                              INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2 GRANT AUTHORITY upon such other matters as may come before the meeting, including the adjournment of the meeting, as they determine to be in the best interests of the Company:

            [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN


                                          Dated:                       , 1998
                                                 ----------------------

                                          -----------------------------------

                                          -----------------------------------
                                              Signature of Shareholder(s)

IMPORTANT:   Please mark this Proxy, date, sign exactly as your name(s)
             appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.